UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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VERSUM MATERIALS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VERSUM MATERIALS, INC.
8555 South River Parkway
Tempe, Arizona 85284

Dear Fellow Stockholder:

On behalf of your board of directors, we are pleased to invite you to attend the 2017 annual meeting of stockholders of Versum Materials, Inc. (the “Company”). The meeting will be held on Tuesday, March 21, 2017, at 2:00 p.m., Mountain Standard Time, at our offices located at 8555 South River Parkway, Tempe, Arizona 85284.

Attached you will find a Notice of Annual Meeting and Proxy Statement that contains additional information about the meeting, including the items of business and methods that you can use to vote your proxy, such as the telephone or Internet.

Your vote is important. We encourage you to sign and return your proxy card or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting even if you cannot attend.

Sincerely,

Guillermo Novo
President and Chief Executive Officer

Seifi Ghasemi
Chairman of the Board of Directors

i

VERSUM MATERIALS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

We will hold the 2017 annual meeting of stockholders of Versum Materials, Inc. (the “Company”) on Tuesday, March 21, 2017, at 2:00 p.m., MST, at our offices located at 8555 South River Parkway, Tempe, Arizona 85284.

At the meeting, you will be asked to:

(1)Elect the seven nominees proposed by the Board of Directors as directors for a one year term ending in 2018;

(2)Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017;

(3)Conduct a non-binding advisory vote on the compensation paid to our named executive officers (say-on-pay);

(4)Conduct a non-binding advisory vote on whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years (say-on-frequency); and

(5)Transact any other business properly brought before the meeting.

As permitted under the “Notice and Access” rules adopted by the Securities and Exchange Commission, we are primarily furnishing proxy materials to our stockholders via the Internet rather than mailing paper copies of the materials to each stockholder. Therefore, most stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions about how to access the proxy materials via the Internet, how to vote your shares, and how to request a paper or electronic copy of our proxy materials, if you so desire. We believe electronic delivery should expedite the receipt of materials, significantly lower costs and help to conserve natural resources.

Whether you receive the Notice or paper copies of the proxy materials, the proxy statement, the annual report to stockholders, and any amendments to the foregoing that are required to be furnished to stockholders, will be available for review online by following the instructions contained in the Notice and proxy card. You also may view the proxy materials at www.proxyvote.com.

The Board of Directors of the Company has fixed the close of business on January 20, 2017, as the record date for the determination of stockholders entitled to receive notice of, and to vote on, all matters presented at the annual meeting or any adjournments thereof. Your vote is very important. Whether or not you plan to attend the meeting, we ask you to please cast your vote. You can vote your shares via the Internet, telephone, mail or in person at the annual meeting.

By Order of the Board of Directors,

Michael W. Valente
Senior Vice President, Law and Human Resources,
General Counsel and Secretary

This Notice and Proxy Statement are first being distributed or made available, as the case may be, on or about January 25, 2017

.Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 21, 2017: This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, and our Annual Report are available free of charge on the Investors section of our website (www.versummaterials.com). In addition, you may access the Proxy Statement and Annual Report free of charge at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

EQUITY COMPENSATION PLAN INFORMATION	63
STOCK OWNERSHIP	64
Security Ownership of Certain Beneficial Owners	64
Section 16(a) Beneficial Ownership Reporting Compliance	65
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	66
ANNUAL REPORT AND HOUSEHOLDING	70
PROCEDURES FOR SUBMITTING STOCKHOLDER PROPOSALS	71

VERSUM MATERIALS, INC.
8555 South River Parkway
Tempe, Arizona 85284

PROXY STATEMENT
For the Annual Meeting of Stockholders to be Held on
March 21, 2017

INTRODUCTION

Separation from Air Products and Chemicals, Inc.

On October 1, 2016 (the “Distribution Date”), Versum Materials, Inc. (“Versum” or the “Company”) became an independent, publicly traded company as a result of Air Products and Chemicals, Inc.’s (“Air Products”) distribution of its shares of Versum (the “Distribution”) to Air Products stockholders (the “Separation”). On the Distribution Date, Air Products stockholders of record as of the close of business on September 21, 2016 were entitled to receive one-half of a share of our common stock for every share of Air Products common stock held as of such date.

Versum is comprised of the former Electronics Materials Division of Air Products. Air Products’ Board of Directors approved the distribution of the shares of Versum on September 9, 2016. The Versum Registration Statement on Form 10 was declared effective by the Securities and Exchange Commission (the “SEC”) on September 14, 2016, and our common stock began trading “regular way” under the ticker symbol “VSM” on the New York Stock Exchange (the “NYSE”) on October 3, 2016, the first trading day after the Distribution Date. For further information, see our amended Registration Statement on Form 10 filed with the SEC.

Why You Received These Materials

We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Versum (the “Board”) for use at Versum’s 2017 annual meeting of stockholders (the “annual meeting”) and at any adjournment of the annual meeting. You are cordially invited to attend the annual meeting, which will be held at our offices located at 8555 South River Parkway, Tempe, Arizona 85284, on March 21, 2017 at 2:00 p.m. Mountain Standard Time. For driving directions to our offices, please call (602) 282-1000.

Stockholders Entitled to Vote

The record date for the annual meeting is January 20, 2017. If at the close of business on January 20, 2017, you were a stockholder of record or held shares through a broker, bank or other nominee, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the annual meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions. To reduce our administrative costs and help the environment by conserving natural resources, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 6 of the Proxy Statement. As of January 20, 2017, there were 108,736,979 shares of our common stock outstanding.

If you are a stockholder of record or hold shares through a broker, bank or other nominee and are voting by proxy, your vote must be received by 11:59 p.m., Eastern Time, on March 20, 2017 to be counted.

Required Vote

The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share of common stock held as of the record date on each matter to be voted upon. Abstentions and broker non-votes are included in determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

Directors will be elected by the vote of the majority of the votes cast with respect to that director’s election at the annual meeting, unless the number of nominees exceeds the number of directors to be elected, in which case directors will be elected by a plurality of votes cast. Abstentions and broker non-votes will not be counted as either a vote cast “for” or “against” and will have no effect on the outcome of the vote on election of directors at the annual meeting. Each of the other proposals will be approved if shares voted in favor of the proposal exceeds shares voted against the proposal. Abstentions and broker non-votes will have no effect on the outcome of these proposals.

The vote on the compensation paid to our named executive officers and the vote on the frequency of advisory votes for executive compensation are advisory in nature and are non-binding.

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

Delaware law and Versum’s amended and restated certificate of incorporation (our “certificate of incorporation”) and amended and restated by-laws (our “by-laws”) govern the vote on each proposal. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board’s recommendations and approval requirements are:

PROPOSAL ONE
Election of Directors

The first item to be voted on is the election of the seven director nominees listed herein to serve until our annual meeting in 2018 and their successors are duly elected and qualified. The Board has nominated seven people as directors, each of whom is currently serving as a director of Versum. You may find information about these nominees beginning on page 7.

Pursuant to our by-laws, a director nominee must receive a majority of votes cast with respect to that director’s election at the annual meeting in uncontested elections at which a quorum is present. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. If the number of nominees exceeds the number of directors to be elected (i.e., in contested elections), as determined by the Secretary of the Company as of the record date for an annual meeting, our directors are elected by a plurality of votes cast.

Assuming a quorum is present, each share of common stock may be voted for as many nominees as there are directors to be elected. Stockholders may not cumulate their votes. Abstentions and broker non-votes are not counted as votes “for” or “against” a director nominee and will have no effect on the outcome of the vote on election of directors at the annual meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE.

PROPOSAL TWO
Ratification of Appointment of Independent Registered Public Accounting Firm

The second item to be voted on is the ratification of the appointment of KPMG LLP (“KPMG”) as Versum’s independent registered public accounting firm for the fiscal year ending September 30, 2017. You may find information about this proposal beginning on page 10.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum is present, the proposal will pass if shares voted in favor of the proposal exceeds shares voted against the proposal. Abstentions will have no effect on the outcome of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS VERSUM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2017.

PROPOSAL THREE
Non-Binding Advisory Vote on the Compensation Paid to Our Named Executive Officers

The third item to be voted on is a non-binding vote on the compensation paid to our named executive officers (“say-on-pay”). You may find information about this proposal beginning on page 11.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum is present, the proposal will pass if shares voted in favor of the proposal exceeds shares voted against the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL FOUR
Non-Binding Advisory Vote on the Frequency of Advisory Votes on Executive Compensation

The fourth item to be voted on is a non-binding vote on the frequency of say-on-pay votes. You may find information about this proposal beginning on page 12.

You may vote on whether to hold say-on-pay votes every one year, two years or three years. Alternatively, you may abstain from casting your vote. Assuming a quorum is present, the proposal will pass if shares voted in favor of the proposal exceeds shares voted against the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “ONE YEAR” WITH RESPECT TO HOW FREQUENTLY A STOCKHOLDER VOTE TO APPROVE, IN A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

As of the date of this Proxy Statement, the Board was not aware of any other business to be presented for a vote of the stockholders at the annual meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

PROXIES AND VOTING PROCEDURES

Your vote is important and you are encouraged to vote your shares promptly.

How Proxies are Voted

You may vote by proxy through the Internet, by telephone or by mail, or by voting in person at the annual meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

To vote by proxy if you are a stockholder of record:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card in order to vote by telephone.

BY MAIL

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided to you.

If you are a stockholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m., Eastern Time, on March 20, 2017.

Each proxy will be voted as directed. However, if a proxy solicited by the Board does not specify how it is to be voted, it will be voted as the Board recommends—that is, FOR the election of the nominees for director named in this proxy statement, FOR the ratification of the appointment of KPMG as Versum’s independent registered public accounting firm for the fiscal year ending September 30, 2017, FOR the approval of the compensation paid to our named executive officers and for every ONE YEAR with respect to how frequently a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur. If any other matters are properly presented at the annual meeting for consideration, such as consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies will have discretion, to the extent permitted by law, to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we did not anticipate that any other matters would be raised at the annual meeting.

How to Revoke or Change Your Proxy

Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on March 20, 2017;

•	submitting a properly signed proxy card with a later date that is received no later than March 20, 2017;

•
sending a written statement to that effect to our Secretary at Versum Materials, Inc., 8555 South River Parkway, Tempe, Arizona 85284, provided such statement is received no later than March 20, 2017; or

•	attending the annual meeting, revoking your proxy and voting in person.

You will be able to change your proxy as many times as you wish prior to its being voted at the annual meeting, and the last proxy received chronologically will supersede any prior proxies.

Method and Cost of Proxy Solicitation

This proxy solicitation is being made on behalf of Versum and the expense of preparing, printing and mailing this proxy statement is being paid by us. Proxies may be solicited by officers, directors and employees of Versum in person, by mail, telephone, facsimile or other electronic means. We will not specifically compensate those persons for their solicitation activities. In accordance with the regulations of the SEC and the NYSE, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Admission Procedures

You will need your proof of identification along with either your Notice of Annual Meeting of Stockholders or proof of stock ownership to enter the annual meeting. If your shares are beneficially held in the name of a bank, broker or other holder of record and you wish to be admitted to attend the annual meeting, you must present proof of your ownership of Versum stock, such as a bank or brokerage account statement.

PROPOSALS YOU MAY VOTE ON

PROPOSAL ONE
ELECTION OF DIRECTORS

The first agenda item to be voted on is the election of seven directors to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified.

General Information

The full Board has considered and nominated the following nominees for a one-year term expiring in 2018 or until his or her successor is duly elected and qualified:

Name	Age	Title
Seifi Ghasemi	72	Chairman of the Board
Guillermo Novo	54	Director, President and Chief Executive Officer
Jacques Croisetière	62	Director
Dr. Yi Hyon Paik	61	Director
Thomas J. Riordan	66	Director
Susan C. Schnabel	55	Director
Alejandro D. Wolff	60	Director

It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of the nominees designated above, except in cases of proxies bearing contrary instructions. We have inquired of the nominees and confirmed that they will serve if elected. If, for any reason, any nominee becomes unavailable for election and the Board selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected.

The nominees are current directors of the Company, and a description of the background of each is set forth below.

Nominees for Election at the Annual Meeting

Seifi Ghasemi
Mr. Ghasemi became Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc. in July 2014. Prior to this appointment, Mr. Ghasemi was an independent member of Air Products’ board of directors since September 2013. From 2001-2014, Mr. Ghasemi served as Chairman and Chief Executive Officer of Rockwood Holdings Inc., a global leader in inorganic specialty chemicals and advanced materials, which was acquired by Albemarle Corporation in January 2015. From 1997-2001, he held leadership roles at GKN, plc, a global industrial company, including positions as Director of the Main Board of GKN, and Chairman and Chief Executive Officer of GKN Sinter Metals, Inc. and Hoeganes Corporation. Earlier in his career, Mr. Ghasemi spent nearly 20 years with The BOC Group, plc (an industrial gas company which is now part of Linde AG) in positions including Director of the Main Board of BOC Group, President of BOC Gases Americas, and Chairman and Chief Executive Officer of BOC Process Plants, Ltd. and Cryostar. Mr. Ghasemi earned his undergraduate degree from Abadan Institute of Technology and holds an M.S. degree in mechanical engineering from Stanford University.

Guillermo Novo
Mr. Novo has been the President and CEO of Versum since the Separation and is a member of our board of directors. Previously, he was Executive Vice President, Materials Technologies of Air Products since October 2014. He joined Air Products in September 2012 as Senior Vice President Electronics, Performance Materials, Strategy and Technology. Prior to joining Air Products, Mr. Novo was employed by Dow Chemical Company where he most recently served as group vice president, Dow Coating Materials, a large specialty chemicals business, since July 2010. He began his career in 1986 with Rohm and Haas Company (which merged with Dow in 2009) and over the next 24 years progressed through a variety of commercial, marketing, and general management positions, living in South America, the U.S., and Asia. In 1998, Mr. Novo was named a vice president at Rohm and Haas, and in 2006 he became a corporate officer and one of five group executives on the corporate leadership team responsible for driving the overall strategy for the company. Mr. Novo holds a B.S. degree in industrial engineering from the University of Central Florida and an MBA from the University of Michigan.

Jacques Croisetière
From August 2009 to December 2012, Mr. Croisetière was the Senior Vice President and Chief Financial Officer at Bacardi Limited. Before Bacardi Limited he worked at Rohm and Haas Company as its Executive Vice President, Chief Financial Officer and Chief Strategy Officer from April 2003 to April 2009, and before that was Vice President, European Region Director and Director Ion Exchange Resins and Inorganic Specialty Solutions from July 1999 to March 2003. Mr. Croisetière earned a degree in Industrial Management from C.E.G.E.P. Ahuntsic, a degree in Accounting Science and a Bachelor of Science degree in Finance from University of Montreal, Hautes Etudes Commerciales.

Dr. Yi Hyon Paik
From March 2014 to April 2016, Dr. Paik was the President and Chief Strategy Officer of Samsung SDI Company. Prior to Samsung SDI Company, he was the Executive Vice President and Head of Electronic Materials Business at Samsung Cheil Industries from 2010 to 2013. From 2009 to 2010 Dr. Paik worked at the Dow Chemical Company as its Business Group Vice President and Head of Electronic Materials Business. Before the Dow Chemical Company he served at the Rohm and Haas Company as Business Group Vice President and President of Electronic Materials Business and before that as Vice President and President of Microelectronics Business. Dr. Paik earned a Bachelor of Arts and Master in Chemistry from Seoul National University, a Ph.D. in Chemistry at the University of Pittsburgh and a Postdoctoral Fellow at Columbia University.

Thomas J. Riordan
Mr. Riordan served as Chief Legal and Administrative Officer and Board Secretary of Rockwood Holdings, Inc. from 2000 to 2015 while also serving as its Senior Executive Vice President from 2014 to 2015, its Senior Vice President, Chief Administrative Officer and General Counsel from 2005 to 2013 and before that as Vice President from 2000 to 2005. Before Rockwood Holdings, Inc. he worked at Laporte plc from 1989 to 2000 as the Vice President, US General Counsel while also serving as Administrative Officer from 1995 to 2000. Mr. Riordan earned a Bachelor of Arts and Master in Business Administration from Loyola University and a Juris Doctor from Northern Illinois University.

Susan C. Schnabel
Ms. Schnabel is the Co-Founder and Managing Partner of aPriori Capital Partners, an independent leveraged buyout fund advisor created in connection with the spin-off of DLJ Merchant Banking Partners from Credit Suisse in 2014. Prior to forming aPriori Capital, Ms. Schnabel worked at Credit Suisse from 1998 to 2014 where she served as a Managing Director in the Asset Management Division and Co-Head of DLJ Merchant Banking. Ms. Schnabel formerly has served on the boards of numerous public companies including Neiman Marcus, STR Holdings, Rockwood Holdings Inc. and Shoppers Drug Mart. She also serves on the Harvard Business School Alumni Advisory Board, the Cornell University Trustee Council, US Olympic & Paralympic Foundation Board of Directors, and the board of directors of the Los Angeles Music Center Foundation. Ms. Schnabel earned a Bachelor of Science in Chemical Engineering from Cornell University and a Masters in Business Administration from Harvard Business School.

Ambassador Alejandro D. Wolff
Between September 2010 and December 2013, Mr. Wolff served as U. S. Ambassador to Chile. Prior to that, he was an Ambassador and Deputy Permanent U.S. Representative to the United Nations from 2005 to 2010. Ambassador Wolff is a 33-year veteran of the Department of State since joining as a Foreign Service Officer in 1979. He retired from the U.S. Department of State on August 23, 2013. He also served in Algeria, Morocco, Chile, Cyprus, the U.S. Mission to the European Union in Brussels, and France from 2001 to 2005. His assignments in Washington included tours on the Policy Planning Staff from 1981 to 1982, in the Office of Soviet Union Affairs from 1988 to 1989, in the Office of the Under Secretary for Political Affairs from 1989 to 1991, as Deputy Executive Secretary of the Department from 1996 to 1998, and as the Executive Assistant to Secretaries of State Madeleine Albright and Colin Powell from 1998 to 2001. Ambassador Wolff has been a Director of Albemarle Corporation since January 12, 2015, and was previously a director of Rockwood Holdings, Inc. Ambassador Wolff graduated Magna Cum Laude from the University of California at Los Angeles.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second agenda item to be voted on is the ratification of the appointment of KPMG LLP as Versum’s independent registered public accounting firm for the fiscal year ending September 30, 2017.

The Audit Committee of the Board (the “Audit Committee”) has determined it should appoint KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending September 30, 2017. We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm. During fiscal 2016, while we were a subsidiary of Air Products, KPMG LLP served as our independent registered public accounting firm and also provided certain other audit-related and tax services. See “Audit and Related Fees” on page 21 and “Report of the Audit Committee” on page 16.

Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Versum and our stockholders. If the appointment is not ratified by our stockholders, the Audit Committee will reconsider the appointment.

A representative of KPMG LLP is expected to attend the annual meeting and be available to respond to appropriate questions. The representative will be afforded an opportunity to make a statement if he or she desires to do so.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS VERSUM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2017.

PROPOSAL THREE
NON-BINDING ADVISORY VOTE ON THE
COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
The third agenda item to be voted on is a non-binding advisory vote on the compensation paid to our named executive officers. Our Board and the Compensation Committee of the Board (the “Compensation Committee”) are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. As a part of that commitment, and in accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)), and related SEC rules, our stockholders are asked to approve an advisory non-binding resolution on the compensation of our named executive officers, as disclosed in the “Compensation Discussion and Analysis” and accompanying Executive Compensation Tables and narrative on pages 25 to 63.
This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to endorse or not endorse our fiscal 2016 executive compensation program and policies for the named executive officers by voting for or against the following resolution: “RESOLVED, that the compensation paid to the Company’s named executive officers as discussed and disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.”
In particular, we encourage stockholders to consider the following in determining whether to vote for this proposal:

•
Our fiscal 2016 and 2015 compensation strategy, including the compensation shown in the Summary Compensation Table starting on page 43, was implemented by Air Products prior to the Separation and was designed to support Air Products long-term business strategies and drive the creation of shareholder value when our business was a division within Air Products.

•	Prior to the Separation, the total direct compensation and each component for our NEOs for fiscal 2016 was at or below the 25th percentile of the Versum Peer Group (described on pages 28 and 29).

•
In terms of size, our revenues approximated the 25th percentile of the Versum Peer Group with EBITDA between the median and the 75th percentile and with EBITDA margin higher than all of the other members of the Versum Peer Group.

•	Our strategic and financial accomplishments include:

◦	our spin-off from Air Products which was completed on October 1, 2016, and

◦	a three-year trend of operating improvements by increasing net income and margin, with fiscal 2016:

▪	Net Income of $212 million, up 15% over the prior year.

▪	Net Income Margin of 21.9%, up 370 basis points over the prior year.

▪	Adjusted EBITDA of $327 million, up 8% over the prior year.

▪	Adjusted EBITDA margin of 33.7%, up 380 basis points over the prior year.
Information regarding Adjusted EBITDA and Adjusted EBITDA margin, including reconciliations of these measures to the most directly comparable GAAP measures, may be found on page 42 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.
Although this advisory “say-on-pay” resolution is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and address them in making future decisions about executive compensation programs. We intend to conduct an advisory say-on-pay vote annually, subject to the results of Proposal Four, the non-binding advisory vote on the frequency of advisory votes on executive compensation.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL FOUR
NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON
EXECUTIVE COMPENSATION

The fourth agenda item to be voted on is a non-binding advisory vote on the frequency of advisory votes on executive compensation.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to recommend, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding votes in Proposal Three) should occur every one, two or three years.

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the “Compensation Discussion and Analysis” on pages 25 to 42, as well as the discussion regarding the Compensation Committee on pages 17 and 18.

This advisory resolution, commonly referred to as a “say-on-frequency” resolution, is non-binding. Although this resolution is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will carefully consider the results of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “ONE YEAR” WITH RESPECT TO HOW FREQUENTLY A STOCKHOLDER VOTE TO APPROVE, IN A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to Versum will be voted in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

As of the date of this proxy statement, the Board has the following three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Currently, in accordance with NYSE rules and the Company’s Corporate Governance Guidelines, each of these committees are comprised entirely of independent directors.

The Company’s Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules.  When making “independence” determinations, the Board broadly considers all relevant facts and circumstances as well as any other facts and considerations specified by the NYSE, including those related to board and committee service, our by-laws or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. When assessing the materiality of a director’s relationship with the Company, the Board considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board has determined that Jacques Croisetière, Dr. Yi Hyon Paik, Thomas J. Riordan, Susan C. Schnabel and Ambassador Alejandro D. Wolff are independent directors within the meaning of applicable NYSE listing standards and the applicable provisions of the Exchange Act.

Seifi Ghasemi, who serves as Chairman, President and Chief Executive Officer of Air Products, also serves as a director of Versum and as our non-executive Chairman. This service to both companies may create, or may create the appearance of, a conflict of interest when the director is faced with decisions that could have different implications for Air Products and us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between Air Products and us regarding the terms of the agreements governing the relationship of the companies after the Separation, including with respect to the indemnification of certain matters.

Our Corporate Governance Guidelines require us to review the independence of directors annually. On an annual basis, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining whether the director is independent under NYSE rules and our Corporate Governance Guidelines. In addition, the directors or potential directors have an affirmative duty to disclose to our Corporate Governance and Nominating Committee relationships which may impair their independence. Our Corporate Governance and Nominating Committee reviews all relationships and transactions for compliance with the standards described above and makes a recommendation to the Board regarding the independence of the directors of the Company. For those directors identified as independent, the Company and the Board are aware of no relationships or transactions with the Company or management.

Meetings of the Board of Directors

Our directors and committees of the Board were appointed and formed, respectively, in connection with, and shortly prior to, the Separation. Our Board met once in fiscal 2016, prior to the Separation. Our Corporate Governance and Nominating Committee, Compensation Committee and Audit Committee did not meet separately in fiscal 2016. Each incumbent director attended 100% of all applicable Board meetings during fiscal 2016.

The Board is required to meet at least four times annually or more frequently as circumstances dictate. All directors are expected to participate whether in person or by telephone in all meetings of the Board. Under our Corporate Governance Guidelines, our directors are expected to attend our annual meetings of stockholders. This annual meeting will be our first annual meeting of stockholders.

Board Role in Risk Management

The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight with the assistance of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee. The senior executives manage and mitigate, to the extent possible, material risks on a day-to-day basis. The roles of each of these committees are as follows:

•	Audit Committee—the Audit Committee is generally responsible for oversight of guidelines and policies with respect to risk assessment and the oversight of material financial risk exposures;

•
Corporate Governance and Nominating Committee—the Corporate Governance and Nominating Committee is generally responsible for oversight of the Company’s strategies, processes and controls with respect to risk assessment and risk management of certain other material risk exposures as well as the implementation, execution and performance of the Company’s enterprise risk management program; and

•	Compensation Committee—the Compensation Committee is generally responsible for considering any risks arising from the Company’s compensation policies and practices.

Each of these committees along with our senior executives are responsible for periodically reporting to the Board the material risks facing the Company and highlighting any new material risks that may have arisen since they last met.

Audit Committee

Our Audit Committee currently consists of Jacques Croisetière, Dr. Yi Hyon Paik and Susan C. Schnabel. Mr. Croisetière is the chairperson of our Audit Committee. The Board has determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the applicable NYSE listing standards, Section 10A(m)(3) of the Exchange Act and our Corporate Governance Guidelines and that Mr. Croisetière is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Our Audit Committee is responsible for:

•
carrying out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting policies, our internal controls and our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;

•	selecting our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;

•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;

•
reviewing reports and material written communications between management and the independent registered public accounting firm, including with respect to major issues as to the adequacy of the Company’s internal controls;

•	reviewing the work of our internal audit function; and

•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment.

Our Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that all services to be performed by KPMG LLP and its affiliates, including audit services, audit-related services, tax services and permitted non-audit services, be pre-approved by the Audit Committee. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy and the Audit Committee may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to Mr. Croisetière, the Audit Committee chairperson, when the full Audit Committee is unable to do so. At each subsequent Audit Committee meeting, the Audit Committee reviews these pre-approvals, receives updates on the services actually provided by the independent accountants, and management may present additional services for approval.

The Audit Committee has reviewed and approved the amount of fees to be paid to the independent registered public accounting firm for audit, audit-related, tax compliance and other permissible non-audit services for fiscal 2017. The Audit Committee has concluded that KPMG LLP providing such services is consistent with maintaining KPMG LLP’s independence. Audit fees represent fees for professional services provided in connection with the audit of our consolidated annual financial statements and internal controls over financial reporting and reviews of our quarterly financial statements, as well as audits of subsidiary financial statements (including statutory audits), regulatory filings, consents and other SEC-related matters.

The Audit Committee will review annually the performance of KPMG LLP.

Our Board has adopted a written charter for the Audit Committee, which is available on our website at www.versummaterials.com in the “Governance” section, and upon written request by our stockholders at no cost.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s Board. Our Board has determined that each current member of the Audit Committee, Jacques Croisetière, Dr. Yi Hyon Paik and Susan C. Schnabel, is an “independent” director based on Rule 10A-3 of the Exchange Act, the listing standards of the NYSE and our Corporate Governance Guidelines, and that Mr. Croisetière is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee reviews Versum’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on those audited consolidated financial statements in conformity with accounting principles generally accepted in the United States.

The Audit Committee is also responsible for the engagement of the independent auditor and appointed KPMG LLP to serve in that capacity for fiscal 2016 and fiscal 2017. As part of that role, the Audit Committee:

•
reviewed and discussed the audited consolidated financial statements contained in Versum’s Annual Report on Form 10-K for the year ended September 30, 2016 with Versum’s management and independent registered public accounting firm;

•
discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees; and

•
received the written disclosures and the letter from the independent registered public accounting firm as required by Public Company Accounting Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent registered public accounting firm the auditor’s independence from Versum and its management.

Based on the reviews and discussions referred to above, the Audit Committee approved the audited consolidated financial statements and recommended to the Board that they be included in Versum’s Annual Report on Form 10-K for the year ended September 30, 2016 for filing with the SEC. The Audit Committee has also appointed KPMG LLP as Versum’s independent registered public accounting firm for fiscal 2017 and is presenting its appointment to the stockholders for ratification.

AUDIT COMMITTEE

Jacques Croisetière, Chairperson
Dr. Yi Hyon Paik
Susan C. Schnabel

The preceding Report of the Audit Committee is provided only for the purpose of this proxy statement. This report shall not be incorporated, in whole or in part, in any other Versum filing under the Securities Act of 1933, as amended, or the Exchange Act.

Compensation Committee

The Compensation Committee currently consists of Thomas J. Riordan, Jacques Croisetière and Ambassador Alejandro D. Wolff. Mr. Riordan is the chairperson of the Compensation Committee. The Compensation Committee is comprised solely of independent directors.

Our Compensation Committee is responsible for:

•	establishing and reviewing the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

•
evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•	reviewing and approving or making recommendations to the Board on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	considering policies and procedures pertaining to expense accounts of senior executives;

•
reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;

•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;

•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and

•	reviewing and monitoring all employee retirement, profit sharing and benefit plans of the Company.

Our Board has adopted a written charter for the Compensation Committee which is available on our website at www.versummaterials.com in the “Governance” section, and upon written request by our stockholders at no cost.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis to the Board for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.

COMPENSATION COMMITTEE REPORT

The Compensation Committee currently consists of Thomas J. Riordan, Jacques Croisetière and Ambassador Alejandro D. Wolff, each of whom were appointed shortly prior to the Separation on October 1, 2016. Therefore, the Compensation Committee did not determine the fiscal 2016 compensation of the named executive officers other than with respect to determining fiscal 2016 payout amounts under the annual cash incentive plan and the fiscal 2016 payout for performance shares awarded in fiscal 2014 under Air Products’ Long-Term Incentive Plan that were converted to Versum awards upon the Separation.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with Versum management. Based on its review and such discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended September 30, 2016.

COMPENSATION COMMITTEE

Thomas J. Riordan, Chairperson
Jacques Croisetière
Alejandro D. Wolff

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee was not established until shortly prior to the Separation on October 1, 2016. None of our executive officers currently serves or has served as a director or a member of the Compensation Committee during fiscal 2016, or other committee serving an equivalent function. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee currently consists of Ambassador Alejandro D. Wolff, Thomas J. Riordan and Susan C. Schnabel. Ambassador Wolff is the chairperson of our Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised solely of independent directors.

Our Corporate Governance and Nominating Committee is responsible for:

•	establishing the criteria for the selection of new directors;

•	identifying and recommending to the Board individuals to be nominated as directors;

•	evaluating candidates for nomination to the Board, including those recommended by stockholders;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	considering questions of independence and possible conflicts of interest of members of the Board and executive officers;

•	reviewing and recommending the composition and size of the Board;

•	overseeing, at least annually, the evaluation of the Board and management;

•	recommending to the members of the Board to serve on the committees of the Board and, where appropriate, recommending the removal of any member of any of the committees; and

•	periodically reviewing the charter, composition and performance of each committee of the Board and recommending to the Board the creation or elimination of committees.

In nominating candidates to serve as directors, the Board’s objective, with the assistance of the Corporate Governance and Nominating Committee, is to select individuals whose particular experience, qualifications, attributes and skills can be of assistance to management in operating our business and enable the Board to satisfy its oversight responsibility effectively. When evaluating director candidates, the Corporate Governance and Nominating Committee considers, among other things, whether individual directors possess (a) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially and (b) all other factors it considers appropriate, which may include age, gender and ethnic and racial background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, various and relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. In considering the recommendations of the Corporate Governance and Nominating Committee, the Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. In addition, although the Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Corporate Governance and Nominating Committee carefully considers are the benefits to the Company of national origin, gender, race, global business experience and cultural diversity in board composition. Further, the Board does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference in selecting director candidates.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board members’ biographical information set forth on pages 8 and 9. In addition, the Corporate Governance and Nominating Committee considered the following characteristics about each director:

•
Seifi Ghasemi—Mr. Ghasemi has deep experience in the specialty chemicals industry. His prior executive leadership of an international specialty chemicals and materials company provides the Board with broad experience in many of the challenges Versum faces, such as portfolio management, strategic planning, talent management, and international operations.

•	Guillermo Novo—Mr. Novo has thirty years of experience in the specialty materials industry and brings to the Board detailed insight into Versum’s customers, markets, operations and strategies.

•
Jacques Croisetière—As the former chief financial officer of multinational companies, Mr. Croisetière brings extensive financial expertise and management experience, including experience in the specialty materials industry, to the Board.

•	Dr. Yi Hyon Paik—Dr. Paik provides the Board with over 25 years of technical background and experience in multi-national companies and the electronic materials industry.

•
Thomas J. Riordan—Mr. Riordan provides the Board with the benefit of over 40 years of senior executive experience with global companies including legal, human resources and specialty materials experience.

•	Susan C. Schnabel—Ms. Schnabel provides the Board with her extensive financial and management expertise, and significant board of directors experience.

•	Alejandro D. Wolff—Ambassador Wolff brings to the Board substantial experience in governmental and international affairs, and distinguished leadership experience.

For a description of the procedures for stockholders to submit proposals regarding director nominations, see “Director Candidate Recommendations by Stockholders” below.

Our Board has adopted a written charter for the Corporate Governance and Nominating Committee which is available on our website at www.versummaterials.com in the “Governance” section, and upon written request by our stockholders at no cost.

Board Structure

Our Board is led by the non-executive Chairman. The Chief Executive Officer position is currently separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time, and in light of the extensive experience of our Chairman. Accordingly, Mr. Ghasemi serves as Chairman, while Mr. Novo serves as our President and Chief Executive Officer. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. Ghasemi’s attention to Board and committee matters allows Mr. Novo to focus more specifically on overseeing the Company’s day to day operations as well as strategic opportunities and planning.

Executive Sessions of Non-Management and Independent Directors

Non-management directors meet in executive sessions of the Board in which management directors and other members of management do not participate. These sessions are periodically scheduled for non-management directors at meetings of the Board. In addition, at least once a year, the independent directors of the Board meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which set forth the Board’s core principles of corporate governance and categorical standards of independence and are designed to promote its effective functioning and assist the Board in fulfilling its responsibilities. The Board will review and amend these guidelines from time to time as it deems necessary and appropriate. The Corporate Governance Guidelines are available on our website at www.versummaterials.com in the “Governance” section, and upon written request by our stockholders at no cost.

Code of Conduct

We are committed to conducting business in accordance with the highest ethical standards and all applicable laws, rules and regulations. We have adopted a code of conduct that applies to our employees, executive officers and directors and provide training on such code of conduct and other compliance issues. In accordance with, and to the extent required by, the rules and regulations of the SEC, we intend to post on our website at www.versummaterials.com waivers or implicit waivers (as such terms are defined in Item 5.05 of Form 8-K of the Exchange Act) and amendments to the code of conduct that apply to our directors and officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE. The code of conduct is available on our website at www.versummaterials.com in the “Governance” section, and upon written request by our stockholders at no cost.

Director Candidate Recommendations by Stockholders

In identifying prospective director candidates, the Corporate Governance and Nominating Committee may seek referrals from other members of the Board, management, stockholders and other sources. Stockholder recommendations for director candidates should include the candidate’s name and specific qualifications to serve on the Board, and the recommending stockholder should also submit evidence of such stockholder’s ownership of shares of our common stock, including the number of shares owned and the length of time of such ownership. Recommendations should be addressed to the Secretary. In addition, any stockholder who wishes to submit director nominations must satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. See “Procedures for Submitting Stockholder Proposals” on page 71.

Stockholder and Interested Party Communications with the Board of Directors

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, or Corporate Governance and Nominating Committees or to the non-management or independent directors as a group, so indicate in your communication and mail correspondence to the following address: Versum Materials, Inc., Attn: General Counsel, 8555 South River Parkway, Tempe, Arizona 85284, who will forward such communications to the appropriate party. Such communications may be done confidentially or anonymously.

AUDIT AND RELATED FEES

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017. Stockholders are being asked to ratify the appointment of KPMG LLP at the annual meeting pursuant to Proposal Two. Representatives of KPMG LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The following table summarizes aggregate fees paid or accrued by our former parent Air Products and its affiliates for the fiscal years ended September 30, 2016 and 2015. Prior to the Separation, Air Products paid all audit, audit-related, tax and other fees of KPMG. As a result, the amounts reported below are not necessarily representative of the fees Versum would expect to pay its auditors in future years.

	2016	2015
	(in millions)	(in millions)
Audit fees(1)	$7.1	$7.2
Audit related fees(2)	$10.7	$1.4
Tax fees(3)	$0.3	$0.9
All other fees	$—	$—
Total fees	$18.1	$9.5

(1) Audit fees are fees for those professional services rendered in connection with the audit of the Air Products’ consolidated financial statements and the review of the Air Products quarterly consolidated financial statements on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States), and in connection with statutory audits in foreign jurisdictions.

(2) Audit-related services consisted primarily of services rendered in connection with the audits of our combined financial statements included on Form 10 and the review of our quarterly combined financial statements, employee benefit plan audits of Air Products, SEC registration statements, due diligence assistance, and consultation on financial accounting and reporting standards. For 2016, includes audit-related fees of $9.9 associated with audit and review services provided in connection with the Separation.

(3) Tax fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals, advice on restructuring to enable the tax free separation of Versum and technical assistance.

For additional information, please see “Audit Committee” beginning on page 14.

EXECUTIVE OFFICERS

In addition to Guillermo Novo, Versum’s President and Chief Executive Officer, whose biography is included on page 8, Versum also has the following executive officers who are not directors.

Name	Age	Principal Occupation and Other Information
George G. Bitto	57
Mr. Bitto has been our Senior Vice President and Chief Financial Officer since the Separation. Previously, he was Vice President, Finance of the Materials Technologies business of Air Products, since October 2014. Mr. Bitto joined Air Products in 1987 as a participant in Air Products’ Career Development Program and held a variety of analyst and management positions within the Controllership and Treasury organizations. In 2000, he was appointed general manager of Air Products’ North America Liquid Bulk business. Mr. Bitto returned to the Finance organization, where he was named controller for the Chemicals Group in 2002 and Vice President and Controller for the Gases and Equipment Group in 2004. In 2007, Mr. Bitto was named Vice President and Treasurer, and in 2010 he was appointed Vice President, Treasurer, and Chief Risk Officer of Air Products, the position he held through October 2014.

Michael W. Valente	48
Mr. Valente has been our Senior Vice President, Law and Human Resources, General Counsel and Secretary since the Separation. Previously, he was General Counsel of the Materials Technologies business of Air Products since June 2015. Prior to that, he was Vice President, General Counsel and Assistant Secretary of Rockwood Holdings Inc., serving in this capacity since June 2014. From 2004 to June 2014, Mr. Valente served as General Counsel-US and Assistant Secretary. Prior to that, he held various roles in the legal department of Rockwood, which he joined in June 2002. At Rockwood, Mr. Valente worked on corporate governance, numerous acquisitions and divestitures, financings and its initial public offering. Earlier in his career, he was a corporate associate for several years at Lowenstein Sandler PC where he practiced mergers and acquisitions, securities law and general corporate matters. He previously worked for four years in several roles as an accountant in a regional public accounting firm.

Patrick F. Loughlin	57
Mr. Loughlin has been our Senior Vice President, Operations and Supply Chain, since the Separation. Previously, he was Vice President, Operations and Supply Chain, for Air Products’ Materials Technologies business since June 2015. Mr. Loughlin joined Air Products in 1988 as a participant in Air Products’ Career Development Program. Following a series of operations and plant management roles in Europe and North America, in 1999 Mr. Loughlin moved to the Performance Materials Division’s commercial area as global marketing director for Polyurethane Chemicals. In 2003 he served as Director, Performance Products, in Tokyo, Japan, where he led the successful acquisition and integration of two strategic businesses. In 2005, Mr. Loughlin was assigned to Shanghai, China, to lead the Asia Chemicals and Performance Materials businesses. He returned to the U.S. in 2008 and was appointed Vice President, Environment, Health, Safety and Quality. He was named Vice President, Electronics—Asset Management and Supply Chain in July 2012 and subsequently Vice President, Electronic Materials Fulfillment of Air Products in October 2013, the position he held until June 2015.

Name	Age	Principal Occupation and Other Information

Jeffrey S. Handelman	56
Mr. Handelman has been our Vice President, Materials-Process Materials since the Separation. Previously, he was Vice President and General Manager of Process Materials for the Materials Technologies business of Air Products since July 2014. Mr. Handelman joined Air Products in 2003 as part of the Ashland Chemical acquisition, where he served on the senior management team. He held numerous leadership positions at Air Products. In 2007, Mr. Handelman was named director for the Electronics Division’s global strategy, business development, mergers and acquisitions, and global marketing activities, where he led Air Products’ acquisitions of DA NanoMaterials and PolyFlow. Mr. Handelman served as Director of Strategic Marketing and M&A for the Electronic Materials Division of Air Products from September 2009 until April 2012. He was named Global Sales Director for Air Products’ Electronics Materials Division in April 2012, the position he held through July 2014.

Dr. John G. Langan	57
Dr. Langan has been our Chief Technology Officer since the Separation. Previously, he was Director of Technology for the Air Products Electronics Materials Division since September 2007. Dr. Langan joined Air Products in 1988, working on semiconductor process materials research, product development and technology management. In 1998, he was named Air Products Global OEM business development manager. In 2000, Dr. Langan went on to serve as director of technology in various engineering and business unit roles at Novellus Systems, Inc. In 2005 he returned to Air Products as Business Manager for the post CMP cleans formulated product line before assuming his position as director of technology for the Air Products Electronic Materials Division. Dr. Langan holds a B.S. degree in Chemistry from Boston College, a PhD in Physical Chemistry from Columbia University and was a Post-Doctoral Research Associate in the Chemistry Department at MIT.

Edward C. Shober	57
Mr. Shober has been our Vice President, Materials-Advanced Materials since the Separation. Previously, he served as the Vice President and General Manager of Advanced Materials for the Materials Technologies business of Air Products since October 2012. Mr. Shober joined Air Products in 1994, leading engineering activities in the Electronics Engineering and Electronics package plants organizations before assuming senior leadership roles with two joint ventures. In 1999, he was named vice president of engineering and operations for TRiMEGA, a joint venture between Air Products and Kinetic Systems providing turnkey solutions to semiconductor fabs, and served as TRiMEGA’s chief operating officer from 2001-2004. Mr. Shober lead DA NanoMaterials, Air Products’ joint venture with DuPont, as its chief operating officer from 2004-2007, and chief executive officer from 2007-2010. In October 2011, he served as Director of Advanced Materials Integration, Electronics Division, until assuming leadership of Advanced Materials for the Materials Technologies business of Air Products in October 2012.

John J. (“Jeff”) White	49
Mr. White has been our Vice President, Delivery Systems and Services since the Separation. Previously, he served as the Vice President and General Manager of Delivery Systems & Services for the Materials Technologies business of Air Products since January 2014. Mr. White joined Air Products in 2000 as a sales executive based in Colorado Springs where he held various sales and regional management positions. In 2011, Mr. White relocated to Allentown where he was named director, product management, for Air Products North America-based products. Mr. White served as Director of Product Management from March 2011 to August 2012, and was then appointed director of asset management for Air Products’ Advanced Materials business from August 2014 to January 2014.

DIRECTOR COMPENSATION
Prior to fiscal 2017, Versum operated under Air Products as a wholly-owned subsidiary. Our directors were not appointed to the Board of Directors (“Board”) until shortly before the Separation. Therefore, the Board did not receive compensation from us during fiscal 2016. Our CEO, who is also a director, does not receive any separate compensation for his Board activities. Non-employee director compensation is determined by the Board acting on the recommendation of the Compensation Committee of our Board (the “Versum Committee”). Compensation for non-employee directors is comprised of cash compensation and quarterly grants of our common stock with a quarterly grant date fair value of $25,000. The grant date fair value per share is equal to the closing sales price of our common stock as reported on the NYSE on the date of grant. Commencing on October 1, 2016, we compensate our non-employee directors as follows:

Position	Annual Compensation: Non-Employee Directors
Board member
Cash(1)	$100,000
Equity(2)	$100,000 ($25,000 value per quarter)
Chairman of the Board	$50,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Corporate Governance and Nominating Committee Chairperson	$10,000

(1)	Cash compensation is paid quarterly in arrears. We reimburse board members for their expenses in attending Board meetings.

(2)	Equity compensation in the form of common stock is granted quarterly.
The Compensation Committee is responsible for reviewing the form and amount of compensation paid to our non-employee directors. The Versum Committee recommended and our Board approved the compensation for our non-employee directors based upon the recommendation of the independent compensation consultants, Frederic W. Cook & Co., Inc. (“FW Cook”). The total compensation for non-employee directors is in the median to 75th percentile range of peer group practice. For information about our peer group companies, please see “Executive Compensation—Compensation Discussion and Analysis—Versum Compensation Program for Executive Officers After the Separation—Setting Compensation Levels” on pages 28 and 29. Compensation is positioned somewhat above the peer median given the anticipated workload post the Separation for a new publicly traded company. The Versum Committee believes that a mix of cash-based and equity-based non-employee director compensation best serves the Company because it aligns the interests of our non-employee directors with the interests of our stockholders and allows us to be competitive in a tight market for the services of qualified non-employee directors. This pay mix is generally aligned with peer median.
The Board adopted the Versum Materials Deferred Compensation Program for Directors (“Director DCP”) that became effective on January 1, 2017. Under the Director DCP, our independent directors may voluntarily defer all or a part of their compensation that is paid in Company common stock. At the election of the director, a number of deferred stock units equal to the number of shares of our common stock the participant would have received on the date the compensation would otherwise have been granted will be credited to an account which is deemed to be invested in the Company’s common stock. The deferred stock units will be subject to any vesting conditions that would have applied absent the deferral election. Each deferred stock unit in the account entitles the director to receive one share of Company stock upon payout, which generally occurs within 60 days of the first anniversary of the date the director’s service on the Board ends. Deferred stock units earn dividend equivalents equal to the dividends that would have been paid on one share of stock for each unit owned by the director that are credited to each participating director’s account.
To further long-term alignment with stockholders, the Board, with assistance from FW Cook, established stock ownership guidelines for our independent directors. According to these guidelines, each independent director is required to own at least five times his or her annual cash compensation (excluding any cash retainers for chair or committee service) paid to such director by the Company. For the purposes of these guidelines, the value of the common stock owned is based upon the market price calculated by using the average of the lowest and highest closing price of our common stock during the last 60 days of our fiscal year. There is no deadline for achieving compliance, however the director is expected to refrain from selling or transferring any of our shares until achieving compliance with these guidelines. Our directors may count towards these requirements the value of shares owned (including shares owned jointly with or separately by the individual’s spouse), shares held in trust for the benefit of the individual, or one or more family members of the individual, and shares or share equivalents held in qualified or nonqualified savings, profit-sharing, or deferred compensation accounts if fully vested.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Prior to the Separation, Versum was a wholly-owned subsidiary of Air Products and each of our Named Executive Officers (the “NEOs”) was employed by Air Products or its subsidiaries. For the fiscal years ending September 30, 2015 and September 30, 2016, and prior years where applicable, senior management and the Management Development and Compensation Committee of Air Products’ Board of Directors determined the compensation of Versum’s NEOs. In connection with the Separation, the Board of Directors of Versum formed its own Compensation Committee. In this Compensation Discussion and Analysis, we refer to the Management Development and Compensation Committee of Air Products as the “Air Products Committee” and the Compensation Committee of Versum as “our Compensation Committee” or the “Versum Committee”. As a newly independent public company, our Compensation Committee determines the Company’s executive compensation for fiscal 2017 and beyond.

This Compensation Discussion and Analysis outlines certain aspects of Versum’s post-Separation executive compensation policies and discusses Air Products’ compensation policies and decisions for 2015 and 2016 and the process for determining 2015 and 2016 compensation when Versum was part of Air Products.

Historical compensation information is presented for the Versum NEOs:

•	Guillermo Novo, President and Chief Executive Officer;

•	George G. Bitto, Senior Vice President and Chief Financial Officer;

•	Michael W. Valente, Senior Vice President, Law and Human Resources, General Counsel and Secretary;

•	Patrick Loughlin, Senior Vice President Operations and Supply Chain; and

•	Edward C. Shober, Vice President, Materials-Advanced Materials.
COMPANY PERFORMANCE HIGHLIGHTS

The Versum Committee considered certain strategic and financial accomplishments of our executive officers and key employees in designing our compensation programs, including:

•	Completed spin-off from Air Products on October 1, 2016.

•	Building on a three-year trend of increasing net income and margin:

◦	Net Income of $212 million for fiscal 2016, up 15% over the prior year.

◦	Net Income Margin of 21.9% for fiscal 2016, up 370 basis points over the prior year.

◦	Adjusted EBITDA of $327 million for fiscal 2016, up 8% over the prior year.

◦	Adjusted EBITDA margin of 33.7% for fiscal 2016, up 380 basis points over the prior year.

Information regarding Adjusted EBITDA and Adjusted EBITDA margin, including reconciliations of these measures to the most directly comparable GAAP measures, may be found on page 42 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

VERSUM COMPENSATION PROGRAM FOR EXECUTIVE OFFICERS AFTER THE SEPARATION

Roles of the Committee, Management, and Compensation Consultant in the Compensation Process

After the Separation on October 1, 2016, the Versum Committee became responsible to our Board and stockholders for the establishment and oversight of our executive compensation program and for approving the compensation levels of our executive officers. In determining achievement of performance targets by our executive officers for fiscal 2016, the Versum Committee reviewed and determined performance factors based upon the measures set by Air Products under the Air Products Annual Incentive Plan, which is further discussed under “Air Products Historical Compensation-Air Products Fiscal 2016 Direct Compensation Components-Air Products Annual Incentive Plan” starting on page 37. Our Compensation Committee retained FW Cook as its independent compensation consultant to advise the Versum Committee on compensation programs for its executive officers following the Separation. FW Cook advises the Versum Committee on executive as well as director compensation. See page 24 for a description of our director compensation. We expect the Versum Committee to rely, where appropriate, on input and assistance from our CEO and the other Versum executive officers regarding compensation of our executive officers.

Benchmarking Compensation of our NEOs Prior to the Separation

Prior to the Separation, the compensation of our CEO was set by the Air Products Committee and the compensation of our other NEOs was set by the senior management of Air Products. See “Air Products Historical Compensation” beginning on page 35. FW Cook benchmarked the compensation of our named executive officers for fiscal 2016 against the Versum Peer Group described on page 29. Generally, the total direct compensation of our NEOs and each of the components was at or below the 25th percentile of the Versum Peer Group. The Versum Committee reviewed and considered this data in setting the compensation programs for our NEOs for fiscal 2017.

Overview of the Versum Executive Compensation Program

Our Compensation Committee established its own compensation programs following the Separation, which are designed to support the following objectives:

•	Target Total Compensation (as described below) set in a range around the median of the Versum Peer Group (as described below)

◦	Set base salaries at approximately the median of the Versum Peer Group.

◦
Target short-term annual cash incentives and long-term incentives such as equity awards in a range around the median of compensation for the Versum Peer Group, with opportunities for a higher payout based on performance.

•	Align Pay with Financial and Stock Performance

◦	Support the attainment of Versum’s short- and long-term financial and strategic objectives by connecting a significant portion of total compensation to financial and stock performance.

◦
Foster a strong relationship between stockholder value and executive compensation by emphasizing performance-based compensation contingent upon achieving corporate financial goals and creating stockholder value.

•	Set the Compensation Mix with a Focus on “At Risk” Performance-based Compensation

◦
Align total compensation of executive officers with the interests of stockholders by designing programs with a significant portion of total compensation tied to objective measures with short-term awards tied to financial performance and long-term equity-based incentive awards tied to stock performance.

◦	Provide differentiated pay based on an executive’s contributions to the performance of the Company.

•	Hire and Retain Key Executives

◦	Provide competitive levels of compensation to attract, retain and motivate highly-qualified executives to continue to drive performance and enhance long-term equity value.

◦	Provide continuity of leadership while transitioning to an independent public company.
In setting compensation, the Versum Committee adopted certain compensation practices that it viewed as in the best interests of stockholders:

•
Objective Performance Criteria.  Our performance-based compensation for our NEOs is based upon objective criteria- Adjusted EBITDA for our short-term incentives and relative and absolute total shareholder return for our long-term incentives.

•
Stock Ownership Guidelines and Retention Requirements.  We have stock ownership guidelines and retention requirements to more closely align the interests of our NEOs and our Board with our stockholders.

•
Compensation Recovery Clawbacks.  We have adopted an incentive compensation clawback policy. In addition, the employment agreements and equity award agreements of our NEOs as well as our short and long-term incentive plans contain clawback provisions.

•
No Tax Gross-Ups.  No agreements with our executive officers contain tax gross-ups, nor does the Versum Committee intend to award tax gross-ups in the future other than as part of relocation benefits provided under Company policy.

•
Commitment to Strong Governance Practices. Our strong governance practices reflect our commitment to thoughtful stewardship of the Company’s resources. The following practices, among others, demonstrate our commitment to this principle:

◦	Our Compensation Committee is advised by FW Cook, an independent compensation consultant.

◦	Our Compensation Committee consists of independent directors responsible for compensation decisions.

◦	Our Compensation Committee meets in executive sessions.

◦	We prohibit hedging or pledging of Company stock.

◦	“Double trigger” for equity awards to accelerate in the event of a change in control.

◦	Capped payouts under annual and long-term incentive plans.

◦
No repricing of stock options or issuance of discount stock options (i.e. the exercise price must be at least the fair market value of our common stock on the date of grant) without stockholder approval.

◦	No excessive or unusual perquisites.

Components of Compensation
The three primary components of our executive compensation program are:

•	base salary;

•	“at risk” short-term cash incentives; and

•	“at risk” long-term incentive equity awards.
The fiscal 2017 target allocation of the three primary components of executive compensation for our CEO is as follows:

As a result of this target allocation, 80% of the combined base salary, short-term cash incentives and long-term incentives such as equity awards (together, “Total Direct Compensation”) of our CEO is “at risk” performance-based compensation. The fiscal 2017 target allocation for our other NEOs includes a range of between 60% and 70% of “at risk” performance-based compensation. The actual compensation mix for fiscal 2017 for our CEO and other executive officers will depend on Company performance. The Versum Committee targets Total Direct Compensation for our NEOs in a range around the median of the Versum Peer Group, which peer group is further discussed below under “—Setting Compensation Levels.” Our NEOs have the opportunity to earn above-median pay if our financial results and stock performance exceed expectations.

Setting Compensation Levels

With input from Versum management, FW Cook proposed an industry peer group consisting of seventeen specialty chemicals and electronic equipment companies for reference in determining 2017 compensation, and developed benchmark executive officer and non-employee director compensation data. The Versum Committee reviewed and approved the peer group. The companies in the peer group were selected based on screening criteria that included similarity to Versum on revenue, market capitalization, total assets, international presence, research and development spending, EBITDA and EBITDA margin.

The following peers were selected (collectively, the “Versum Peer Group”):

Advanced Energy Industries, Inc.	Minerals Technologies, Inc.
Albemarle Corporation	MKS Instruments, Inc.
Cabot Microelectronics Corporation	NewMarket Corporation
Chemtura Corporation	Platform Specialty Products Corporation
Entegris, Inc.	Rogers Corporation
FEI Company	Sensient Technologies Corporation
GCP Applied Technologies, Inc.	Teradyne, Inc.
Hexcel Corporation	W.R. Grace & Co.
Ingevity Corporation

In terms of size, our revenues approximated the 25th percentile of the Versum Peer Group with EBITDA between the median and the 75th percentile and with EBITDA margin higher than all of the other members of the Versum Peer Group. The Versum Committee expects to review the peer group used for benchmarking compensation annually.

Overall, the Versum Committee seeks to provide a target Total Direct Compensation opportunity for Versum executive officers in a range around the median for companies in the Versum Peer Group. Actual components of target Total Direct Compensation opportunities may be established at a target greater or lesser than the median level depending on several other factors considered by the Versum Committee such as experience, skill set, expected future contributions and retention criticality for each of the NEOs, position responsibilities of each NEO relative to the market benchmark as well as internal parity among the NEOs. For fiscal 2017, the Versum Committee set target Total Direct Compensation for the Versum NEOs between the 25th percentile and the median of the Versum Peer Group. Actual compensation realized can vary significantly from the target opportunities for short-term and long-term incentives or for Total Direct Compensation, based on the performance of the Company.

Versum Fiscal 2017 Direct Compensation Components

Base Salary

We believe it is important to provide a competitive fixed level of pay to attract and retain experienced and successful executives. In connection with the Separation, the Versum Committee approved changes to the base salaries of the NEOs to reflect the fact that each of the NEOs are executive officers of a newly independent public company.
The base salaries approved for each of our NEOs for 2017 approximate or are below the median base salaries of the Versum Peer Group:

Named Executive Officer	Base Salary
G. Novo	$725,000
G.G. Bitto	$500,000
M.W. Valente	$400,000
P.F. Loughlin	$300,000
E.C. Shober	$300,000

The Versum Committee expects to review base salaries annually or at other times when appropriate, and may adjust base salaries from time to time pursuant to such review, based upon the executive’s current compensation, time in position, any change in the executive’s position or responsibilities, including complexity and scope and the relation of his or her position to those of other executives within the Company and in similar positions at peer companies.

Short-Term Incentives
The Versum Committee, with the assistance of FW Cook, adopted a short-term incentive plan (the “STIP”), which is an annual cash incentive plan that rewards NEOs for their contributions towards specific annual financial goals. The STIP for fiscal 2017 is based upon financial performance metrics determined by the Versum Committee. For fiscal 2017, the Versum Committee choose Adjusted EBITDA as the financial performance measure for our NEOs’ annual bonus opportunity under the STIP. The Committee believes Adjusted EBITDA is both a key financial measure for our stockholders and our lenders, and also the most appropriate financial measure to assess our annual operating performance. Adjusted EBITDA excludes certain items that management and the board of directors believe are not representative of our underlying business performance. Adjusted EBITDA is calculated based upon our reported net income excluding certain items, including interest expense, income tax provision, depreciation and amortization expense, non-controlling interests, and business separation, restructuring and cost reduction actions at constant exchange rates.
Target bonus payouts are based on meeting or exceeding the Company’s Adjusted EBITDA goal. The 2017 Adjusted EBITDA target for our NEOs was set based upon our consolidated annual budget at constant exchange rates approved by our Board of Directors. The performance targets for our other employees include corporate, segment and business unit performance and are designed to align awards with value-creating performance. The fiscal 2017 annual bonus plan provides for a range of potential awards both above and below the bonus target. Threshold performance for earning any short-term annual cash incentive award requires attaining at least 90% of target budget performance. The payout amount will be interpolated linearly for results between 90% and 110% of the targeted levels of Adjusted EBITDA, with a 50% award payout at 90% of the targeted level of Adjusted EBITDA, a 100% award payout at 100% of the targeted level of Adjusted EBITDA, and a 200% award payout at 110% or more of the targeted level of Adjusted EBITDA.

Each NEO’s target annual bonus under the STIP is expressed as a percentage of his or her base salary. The target bonus opportunities as a percentage of each executive’s base salary and a maximum bonus of twice the target were approved by the Versum Committee. The Versum Committee expects to approve such targets annually.
For fiscal 2017, the NEOs’ target and maximum bonus opportunities are as follows:

Named Executive Officer	Target Bonus (as a % of Salary)	Maximum Bonus (as a % of Salary)
G. Novo	100%	200%
G.G. Bitto	75%	150%
M.W. Valente	75%	150%
P.F. Loughlin	50%	100%
E.C. Shober	50%	100%

The Versum Committee has the authority to exercise negative discretion for our NEOs to decrease the bonus for safety performance or other factors.

Long-Term Incentives

Long-term incentive awards are a key component of our executive compensation program. Ownership of equity interests by our NEOs is a fundamental part of our compensation philosophy and furthers the goal of aligning management’s interests with the interests of stockholders in value creation. In addition, our long-term equity compensation is designed to reward sustained financial performance and provide our executive officers and key employees with a retention incentive, which in turn, contributes to stability in key leadership roles. For fiscal 2017, based upon the recommendation of FW Cook, the Committee granted the following awards under the Company’s Long-Term Incentive Plan:

Fiscal 2017 Annual Awards

•
Performance-Based Restricted Stock Units (“PSUs”). The PSUs are designed primarily to reward total stockholder return performance relative to the Versum Peer Group, and to a lesser extent, continued service with the Company; and

•
Performance-Based Market Stock Units (“MSUs”). The MSUs are a type of restricted stock unit that are designed primarily to reward contributions in increasing the market value of our common stock, and to a lesser extent, continued service with the Company.

Founders RSUs

•
Founders Grant Restricted Stock Units (“Founders RSUs”). The Founders RSUs are a one-time award of restricted stock unit that are designed to support alignment with stockholders, to retain key executives in a period of transition to a new public company and to recognize the contributions of our NEOs to the successful spin-off transaction.

Upon vesting, each PSU, MSU and Founders RSU represents the right to receive one share of our common stock, which aligns the interests of management with the interests of stockholders in stock price appreciation and value creation. Dividend equivalent rights accrue for these awards, but do not vest unless the underlying awards vest. For a description of termination and change in control provisions in the long-term incentive award agreements, see “—Potential Payments Upon Termination or Change in Control” starting on page 56.

For each NEO, the Versum Committee set the long-term incentive opportunity for fiscal 2017 between the 25th percentile and the median of the Versum Peer Group. In addition, the aggregate value of the equity awards granted for fiscal 2017 was set by the Versum Committee based upon a range of aggregate value recommended by FW Cook. For fiscal 2017, the Versum Committee, based on the recommendation of FW Cook, implemented a fiscal 2017 long-term incentive program with performance-based awards consisting of 60% PSUs and 40% MSUs. The number of units awarded is calculated based upon the 10-trading-day average closing price of our common stock prior to the date of grant. The Versum Committee determined that the size and nature of the award was appropriate in light of our goal to retain executives, drive financial performance and align management’s interests with the interests of our stockholders in creating value.

The following table summarizes the allocation of fiscal 2017 annual awards for our NEOs:

		Type of Award
Named Executive Officer	Approximate Target Award	Performance-Based Restricted Stock Units (% of Total Award Value)	Performance-Based Market Stock Units (% of Total Award Value)
G. Novo	$2,300,000	60%	40%
G.G. Bitto	$750,000	60%	40%
M.W. Valente	$550,000	60%	40%
P.F. Loughlin	$300,000	60%	40%
E.C. Shober	$300,000	60%	40%

These awards include a clawback provision whereby participant awards may be reduced or recouped in certain situations. See “—Employee Benefit Plans and Other Compensation Practices and Policies-Clawback Policy” on page 34.

Performance-Based Restricted Stock Units. The number of PSUs awarded represents a targeted number of shares to be received upon vesting. Pursuant to the Performance-Based Restricted Stock Unit Award Agreement, the number of PSUs that vest, if any, is based on the Company’s total shareholder return (measured using the average closing stock price of our common stock over the first 20 trading days of the period compared to the last 20 trading days of the period, including for the purposes of such calculation all dividends and distributions made or declared (assuming that such dividends or distributions are reinvested in the common stock of the Company)) over the period beginning on October 1, 2016 and ending on

September 30, 2019 as compared to the total shareholder return during the same performance period for the Versum Peer Group. Depending upon total shareholder return as compared against the Versum Peer Group, between 0 and 200% of the target number of PSUs will vest on the vesting date. The maximum number of PSUs that may vest with respect to each of these grants is twice the target number awarded, and the maximum number of PSUs eligible to vest is capped at the target number awarded if our absolute total shareholder return over the performance period is negative. Subject to the executive’s continued employment and continued compliance with our code of conduct, the PSUs vest on the date that the Versum Committee certifies the payout determination under the performance goals, which date must be within 90 days after the end of the performance period. Vesting of PSUs earned, if any, is subject to certain exceptions in the event of involuntary termination by the Company, death, disability or retirement (which are described under “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” on pages 58 to 60), and is based upon the table below. The “% of Target Award Vesting” is interpolated linearly between points.

Performance of Versum TSR relative to the TSR of the Versum Peer Group	% of Target Award Vesting
Less than 25th percentile	0
25th percentile	50%
50th percentile	100%
75th percentile or greater	200%
In connection with this award, our NEOs were granted the following “target” number of PSUs in fiscal 2017: Mr. Novo - 47,972 PSUs; Mr. Bitto - 15,649 PSUs; Mr. Valente - 11,476 PSUs; Mr. Loughlin - 6,150 PSUs; and Mr. Shober - 6,150 PSUs.
Performance-Based Market Stock Units. The number of MSUs awarded represents a targeted number of shares to be received upon vesting. Pursuant to the Market-Based Restricted Stock Unit Award Agreement, the number of MSUs that will vest, if any, is determined based on the product of (1) the Company’s stock price multiplier (the “Company Stock Price Multiplier”), which is based on the percentage change in the price of the Company’s common stock over the period October 1, 2016 through September 30, 2019 (measured using the average closing stock price of our common stock over the first 20 trading days of the period and the last 20 trading days of the period), and (2) the target number of MSUs.  If the Company Stock Price Multiplier is less than 0.5, reflecting a common stock price decrease of more than 50%, no MSUs will vest. The maximum number of MSUs that may vest with respect to each of these grants is 150% of the target number of MSUs awarded. Subject to the executive’s continued employment and continued compliance our code of conduct, the MSUs vest on the date the Versum Committee certifies the payout determination under the performance goals, which date must be within 90 days after the end of the performance period. Vesting of MSUs earned, if any, is subject to certain exceptions in the event of involuntary termination by the Company, death, disability or retirement (which are described under “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” on pages 58 to 60), and is based upon the table below. The “% of Target Award Vesting” is interpolated linearly between points.

% Change in Common Stock Price	Company Stock Price Multiplier	% of Target Award Vesting
Decrease of more than (50)%	0	0%
Decrease of (50)%	0.5	50%
0%	1.0	100%
Increase of 150% or more	1.5	150%
Our NEOs were granted the following target numbers of MSUs in fiscal 2017: Mr. Novo - 31,981 MSUs; Mr. Bitto - 10,433 MSUs; Mr. Valente - 7,650 MSUs; Mr. Loughlin - 4,100 MSUs; and Mr. Shober - 4,100 MSUs.
The Versum Committee believes the PSUs and MSUs awarded for fiscal 2017 are consistent with the Versum Committee’s concept of pay for performance. We believe that this equity-based pay for performance philosophy, coupled with our stock ownership guidelines, aligns the interests of senior management with stockholders by tying compensation to our financial performance and stockholder return over the three-year performance period, while simultaneously providing incentives designed to attract and retain highly qualified executive officers. The aggregate burn rate for our fiscal 2017 awards, based upon target achievement and without regard to expected forfeitures and cancellations, is 0.3% of the number of outstanding shares of our common stock.
Founders RSUs. In connection with the Separation, to support alignment with stockholders, to retain key executives in a period of transition to a new public company and to recognize the contributions of our NEOs to the successful spin-off transaction, the Versum Committee, based upon a recommendation from FW Cook, approved a one-time Founders RSU award to our NEOs. Pursuant to the Founders RSU Award Agreement, one third of the Founders RSUs vest on October 1, 2018, one third vest on October 1, 2019, and one third vest on October 1, 2020, subject to the holder’s continued employment with the Company. In addition, a pro-rated number of Founders RSUs vest upon retirement or involuntary termination without cause occurring on or after October 1, 2017. The Founders RSUs vest in full upon termination of employment due to death or disability. The aggregate burn rate for our Founders RSUs, without regard to expected forfeitures and cancellations, is 0.4% of the number of outstanding shares of our common stock. Our NEOs were granted the following numbers of Founders RSUs in fiscal 2017: Mr. Novo - 146,372 RSUs; Mr. Bitto - 47,730 RSUs; Mr. Valente - 47,730 RSUs; Mr. Loughlin - 12,728 RSUs; and Mr. Shober - 12,728 RSUs.

Granting Practices

The Versum Committee expects to generally determine annual executive long-term incentive awards each year at a meeting of the Versum Committee in the first calendar quarter of such fiscal year. In addition to annual awards, other grants may be awarded at other times (1) to attract new hires, to recognize employees for special achievements or for retention purposes; (2) to new employees as a result of the acquisition of another company; or (3) as may be desirable and prudent in other special circumstances. The exercise price of any option grant will not be less than the closing market price of our common stock on the date of grant. We expect to monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law.

Employee Benefit Plans and Other Compensation Practices and Policies
Retirement Benefits. The Company maintains a tax-qualified 401(k) plan (the “Versum Materials Retirement Savings Plan”) under which the Company matches 66 2/3% for each 1% contributed up to 6% of an employee’s contributions, for a maximum employer match of 4%. The Company may also make a discretionary profit sharing contribution to the plan which can range from 0-5%, but is currently set at 2% and will continue at this level or higher for at least three years after the Separation. In addition to the Company match and the discretionary profit sharing, the Company makes a core contribution of 4% of each employees’ base pay into the plan. The Versum Committee adopted the Versum Materials Deferred Compensation Plan (“Versum DCP”) which became effective on January 1, 2017. The Versum DCP provides the executive officers and certain other highly compensated employees with the opportunity to defer, annually, the receipt of a portion of their compensation as a future supplemental retirement benefit in addition to that provided under the Versum Materials Retirement Savings Plan.

Welfare Benefits. Our executives, including our NEOs, are eligible for specified benefits, such as group health, dental and disability insurance and basic life insurance premiums. These benefits are intended to provide competitive and adequate protection in case of sickness, disability or death, and our NEOs participate in these plans on the same basis as all other employees. All participating employees, including our NEOs, pay a portion of the cost of these welfare benefits.
Severance, Retirement and Change in Control Arrangements. Severance and change in control arrangements are provided to support major corporate and management transitions. The Versum Committee believes these arrangements provide benefit to Versum and its stockholders. Our severance and change in control arrangements with our NEOs are set forth in each NEOs’ employment agreement, as described starting on page 56. See “—Potential Payments Upon Termination or Change in Control” for a summary of the arrangements in our incentive plans and the other benefits applicable to our executive officers.
Executive Officer Stock Ownership. We have adopted a stock ownership policy for our executive officers, including our NEOs. The ownership guidelines are six times annual base salary for Mr. Novo, three times annual base salary for Messrs. Bitto, Valente and Loughlin, and one times annual base salary for Mr. Shober and our other executive officers. Until the guidelines are met, each executive officer is required to retain a percentage of net profit shares (i.e., shares retained after satisfying tax obligations) from each equity award on exercise, vesting or payment. Our Chief Executive Officer is expected to retain 75% of such net profit shares and our other NEOs are expected to retain 50% of such net profit shares. If the ownership level drops below the guideline after the guideline is initially met, the retention requirement applies until the NEO is back in compliance. Our executive officers may count towards these requirements the value of shares owned (including shares owned jointly with or separately by the individual’s spouse), shares held in trust for the benefit of the individual, or one or more family members of the individual; and shares or share equivalents held in qualified or nonqualified savings, profit-sharing, or deferred compensation accounts if fully vested. Stock options, unvested restricted stock, unvested restricted stock units, and unearned performance-based shares and units are not counted for purposes of the ownership requirement.

Hedging and Pledging Policy. Our executive officers and directors may not purchase or sell options, warrants, puts and calls or the like on our stock, or sell our stock short. It is also our policy that shares of our stock owned by executive officers or directors may not be held in a margin account or pledged as collateral on a loan. In addition, our executive officers and directors may not engage in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
Clawback Policy. We have adopted an incentive compensation clawback policy. Consistent with the Company’s core values, the Versum Committee determined that it may be appropriate to recoup or “claw back” certain annual and long-term incentive compensation in specified situations. The Company may recoup paid incentive compensation if an executive officer or other employee’s conduct leads to a restatement of the Company’s financial results. The Versum Committee may, in its discretion, seek to recoup the difference between the incentive compensation paid and the lower amount that would have been paid based upon accurate information or restated financial results. The policy also provides that the Company may recoup a reasonable amount of incentive compensation for activity detrimental to the Company resulting from a material breach of employment arrangements or violations of our code of conduct. The Versum Committee has flexibility to update the policy to be consistent with any subsequent SEC rules on this topic. In addition, the Company generally includes a clawback right in its employment agreements, equity award agreements and incentive plans.

Employment Agreements

Effective October 1, 2016, we entered into an employment agreement with each of our NEOs. Other than the amounts of base annual salary and target annual bonus award and as indicated in the descriptions below, each of the employment agreements are substantially the same. For a description of termination and change in control provisions in the employment agreements, see “—Potential Payments Upon Termination or Change in Control” on pages 56 to 58. The employment agreements contain customary restrictive covenants relating to confidentiality, non-competition, non-disparagement, non-solicitation and intellectual property, and provide for the following compensation arrangements:

•	base annual salary, which shall be reviewed at least annually by the Board or the Compensation Committee;

•	target annual bonus award as a percentage of base salary, with payout amount based upon attaining certain performance goals established by the Board;

•	eligibility for participation in the Company’s long-term and short-term incentive plans;

•	participation in the Company’s employee benefit plans; and

•	vacation subject to Company policy.

AIR PRODUCTS HISTORICAL COMPENSATION
The historical compensation strategy, including for compensation shown in the Summary Compensation Table for fiscal years 2015 and 2016, was designed and implemented by the Air Products Committee.
Roles of the Air Products Committee, Management, and Compensation Consultant in the Compensation Process
The Air Products Committee was responsible to the Air Products board of directors and stockholders for establishment and oversight of the Air Products’ executive compensation program and for approving compensation levels of Air Products executive officers, including for Mr. Novo who is currently President and Chief Executive Officer of Versum. For fiscal years 2015 and 2016, the Air Products Committee established overall compensation strategies and policies for Air Products’ executives; allocated executive compensation among the various components of compensation; evaluated and approved performance measures and goals relevant to the incentive compensation of the Air Products executive officers, and approved direct compensation levels for its executive officers. For Air Products employees who were not executive officers of Air Products, including Messrs. Bitto, Valente, Loughlin and Shober, award levels and targets were generally determined by employee grade levels.
Each year, the Air Products Committee:

•
reviews and evaluates the appropriateness of the Air Products executive officer compensation program based on several factors, including competitiveness, of the program and alignment of compensation delivered under the program with Air Products’ strategy and performance;

•	reviews whether Air Products’ compensation program design encourages excessive risk taking;

•	approves peer groups for benchmarking compensation levels and practices;

•	reviews dilution and burn rates associated with Air Products’ equity compensation;

•	evaluates and approves changes to incentive compensation and benefit plans when needed;

•	approves Air Products executive officer incentive compensation payouts for the current year; and

•	addresses other specific issues regarding management development and compensation as needed.
While the Air Products Committee determined overall compensation strategy and policies for Air Products’ executive officers and approved their compensation, it sought input from several Versum executive officers and other Versum management employees with respect to both overall guidelines and discrete compensation decisions.
Overview of Air Products Executive Officer Compensation
The overall objective of the Air Products executive officer compensation program was to attract and retain a talented management team and provide them with the right incentives to execute Air Products’ strategic objectives and maximize its stockholders’ investment in Air Products. The same principles that governed the compensation of all Air Products salaried employees applied to the compensation of Air Products executive officers:

•
Tie compensation to strategy and performance. Air Products’ programs provided a range of incentive compensation opportunities that were designed to promote achievement of short-, medium-, and long-term strategic and financial objectives.

•
Link the interests of executive officers to the interests of stockholders. Air Products’ executive officer compensation program was designed so that factors that impact the value of its stockholders’ investment in Air Products also impact its management team’s compensation.

•
Provide competitive total compensation for competitive performance. Air Products sought to offer compensation opportunities that were sufficient to attract talented and experienced managers who had a choice about where they work, and to discourage them from seeking other opportunities.

•
Foster nonfinancial corporate goals. While financial results are the primary commitment Air Products made to stockholders, its compensation program balanced financial results with other Air Products values such as safety and environmental stewardship. Certain components of the program provided flexibility to reduce or recoup compensation where insufficient attention was paid to nonfinancial Air Products objectives.

•
Support actions needed to respond to changing business environments. Air Products sought to provide some elements of compensation, such as severance benefits, that gave the Air Products management team or board of directors tools to facilitate decisions about divestitures and restructurings, succession planning, or other significant corporate events that may impact the position or employment status of Air Products executive officers.

The Air Products executive officer compensation program emphasized compensation opportunities that were linked to key performance indicators, such as earnings per share, EBITDA and total stockholder returns. The majority of compensation provided to Air Products executive officers was dependent upon the achievement of short-, medium-, and long-term performance objectives and/or appreciation in the value of Air Products stock.
Direct compensation was delivered to Air Products executive officers through the components listed in the table below, which provides a brief description of the principal components of direct compensation, and the compensation program objectives served by each component.

Component	Description	Objectives
Base Salary	Fixed cash payment.	Provide competitive foundational pay.

Annual Incentive	Short-term incentive, cash payment.	Promote achievement of short-term financial and strategic objectives.

Performance Shares	Restricted stock units that pay out upon achievement of performance targets. Delivered in shares of stock with dividend equivalents also payable on vesting.	Promote achievement of mid-term financial objectives; encourage current decisions that promote long-term value creation; align executive officers’ interests with stockholder returns.

Restricted Stock	Shares of stock that vest over 4 year period and pay dividends.	Retain Air Products executive officers; align their interests with stockholder returns.
The Air Products Committee annually reviewed and established the performance measures, target goals, and payout schedules used for the Air Products Annual Incentive Plan and the performance share component of the long-term incentive program. In determining actual performance against these metrics, the Air Products Committee decided whether to include or exclude the impact of items reported in Air Products’ financial statements that may not be reflective of underlying operating results. Adjustments from reported earnings were intended to avoid artificial inflation or deflation of awards due to unusual or non-operational items in the applicable period and aligned pay outcomes with how the Air Products Committee and management viewed the performance of the business.
Air Products Fiscal 2016 Direct Compensation Components
Within the competitive target value for each Air Products executive officer’s Total Direct Compensation established by the Air Products Committee, the Air Products Committee determined the individual compensation components of the program.

Base Salary
Changes in base salaries for Executive Officers become effective as of the first payroll period in the calendar year; so the amounts reflected in the Summary Compensation Table reflect the fiscal 2015 base salary rate for the first quarter of the fiscal year and the fiscal 2016 base salary rate for the remainder of the year. Certain of our NEOs received modest base salary increases for 2016 consistent with Air Products’ market median salary positioning. Base salaries approved for the Versum NEOs for 2015 and 2016 were as follows:

Named Executive Officer	2015 Base Salary Rate ($)	2016 Base Salary Rate ($)	% Increase
G. Novo	465,000	465,000	—
G.G. Bitto	357,713	359,612	0.5%
M.W. Valente	98,077(1)	300,000	—
P. F. Loughlin	270,695	272,834	0.8%
E.C. Shober	228,762	245,262	7.2%
(1) Mr. Valente joined Air Products on June 1, 2015, so the 2015 base salary rate in the table reflects partial year compensation for him. His annualized fiscal 2015 base salary was $300,000.

Air Products Annual Incentive Plan
Determination of annual cash incentive awards was a multi-step process which began with establishing target opportunities. At the beginning of the fiscal year, the Air Products Committee determined target annual cash incentive awards for its executive officers, including Mr. Novo, as a percentage of each Air Products executive officer’s base salary based on the Air Products Survey Reference Group competitive assessment. Air Products' Survey Reference Group consists of a group of industrial companies with revenue of $7 to $13 billion based on survey data from Mercer and Willis Towers Watson compensation databases. For Air Products employees who were not executive officers, including Messrs. Bitto, Valente, Loughlin and Shober, target levels were determined by grade. For fiscal 2016, the target award levels for the Versum NEOs were as follows:

Named Executive Officer	% of Base Salary
G. Novo	85%
G.G. Bitto	50%
M.W. Valente	40%
P.F. Loughlin	45%
E.C. Shober	35%
An executive officer’s actual award is determined by multiplying the target award by his or her individual payout factor. As a first step in determining an Air Products executive officer’s individual payout factor, the Air Products Committee determined an initial payout factor derived from Air Products’ performance against the payout schedules established by the Air Products Committee at the beginning of the fiscal year. The Air Products Committee selected Non-GAAP adjusted earnings per share targets as the performance measure for Air Products executive officers, including Mr. Novo, under the Air Products Annual Incentive Plan. The targets and payout percentages are set out below. The “Payout %” is interpolated linearly between points.

Air Products 2016 Non-GAAP Earnings per Share (% increase from 2015)	Payout %
<$6.60	0%
$6.60 (0%)	50%
$7.26 (10%)	100%
$7.62 (15%)	200%

The non-GAAP earnings per share targets were translated into business unit Non-GAAP adjusted EBITDA targets for Air Products non-executive officer employees, including Messrs. Bitto, Valente, Loughlin and Shober. The payout percentages for Messrs. Bitto, Valente and Loughlin were based on the performance of the Materials Technologies segment of Air Products, and those targets and payout percentages are set out below. The “Payout %” is interpolated linearly between points.

Materials Technologies 2016 Non-GAAP Adjusted EBITDA ($ in millions)	Payout %
<546.5	0%
546.5	50%
607.2	100%
637.6	200%
The payout percentage for Mr. Shober was based on the performance of the Electronic Materials division of the Air Products’ Materials Technologies segment. His performance targets were based on Non-GAAP Adjusted EBITDA for this division, as calculated by Air Products, and his payout percentage could range from 0% to 200%.
Under the Air Products program, the discretionary component of the payout factor is a range from 30 percentage points below the payout factor calculated using the schedule above based on Air Products performance for the year, to 30 points above the calculated payout factor. Actual payout factors can be adjusted within this range based on safety and individual performance, and other nonfinancial factors.
Since our Separation occurred on October 1, 2016, the day after the last day of our fiscal year, the Versum Committee, rather than the Air Products Committee, determined the payout amounts under the formula developed by the Air Products Committee, which reflected Air Products’ performance and our performance against the approved performance goals.
For fiscal 2016, Air Products’ non-GAAP adjusted earnings per share for purposes of the annual cash incentive award was $7.73 based on non-GAAP continuing operations earnings per share of $7.55 adjusted for currency. In determining fiscal 2016 adjusted earnings per share, the Versum Committee, consistent with the approach taken by the Air Products Committee, excluded certain non-recurring items and normalized for currency and foreign exchange impacts that were not anticipated in the operating plan because of the significant negative impact of currency fluctuation, which the management team cannot influence, on financial results for fiscal 2016. The calculated payout factor, based on the financial results, was 200% for Mr. Novo. Consistent with the determination of the Air Products Committee, the Versum Committee determined not to adjust the calculated payout factor.
For fiscal 2016, the Air Products Materials Technologies segment Adjusted EBITDA was $609.3 million. Non-GAAP Adjusted EBITDA excludes business separation costs, tax costs associated with business separation, business restructuring and cost reduction actions, pension settlement loss and loss on extinguishment of debt. The calculated payout factor for the overall Materials Technologies segment under the Air Products formula was 138%. The Versum Committee determined not to adjust the calculated payout factor, which applied to Messrs. Bitto, Valente and Loughlin.
For fiscal 2016, Mr. Shober’s payout was based on the performance of the Electronic Materials division of Air Products’ Materials Technologies segment. The calculated payout factor determined under the Air Products formula was 185%. The Versum Committee determined not to adjust this payout factor for Mr. Shober.

For the year ended September 30, 2016, the Versum NEOs’ target cash incentive opportunity and their cash incentive award earned (as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table) were as follows:

Name	2016 Year-End Base Salary	Target Award as a % of Base Salary	Target Annual Cash Incentive Opportunity	Individual Payout Factor as a Percent of Target Award	2016 Amount Earned Under Annual Incentive Plan
G. Novo	$465,000	85%	$395,300	200%	$790,600
G.G. Bitto	$359,612	50%	$179,900	138%	$248,200
M.W. Valente	$300,000	40%	$120,000	138%	$165,600
P.F. Loughlin	$272,835	45%	$122,800	138%	$169,500
E.C. Shober	$245,262	35%	$86,600	185%	$160,100
Long-Term Incentives
For 2016, the Air Products Committee selected two balanced components for the Air Products executive officers’ long-term incentives: “performance shares” which were conditioned on performance over a three-year period (for fiscal 2016 grants, relative total shareholder return for Air Products fiscal years 2016-2018); and restricted stock, which links Air Products executive officers’ interests to stockholder returns and provides a retention incentive. For fiscal 2016, the mix of intended long-term incentive value for Air Products executive officers, including Mr. Novo, was 60% performance shares and 40% restricted stock. Each year Air Products management reviewed the competitive positioning of its global long-term incentive guidelines for employees who were not executive officers. For fiscal 2016 the mix of intended long-term incentive value for employees in graded positions, including our NEOs other than Mr. Novo, was 60% performance shares and 40% restricted stock units. The Air Products Committee chose this mix of performance shares and restricted stock or restricted stock units to provide a balance of stock-based compensation contingent on performance and retention.
The Air Products Committee determined the level of long-term incentive grants for fiscal 2016 at the beginning of the fiscal year. Prior to making the grants, the Air Products Committee established an intended long-term incentive value for each Air Products executive officer and our NEOs.
Performance Shares
2016 Performance Shares
The primary component of Air Products’ long-term incentive program for 2016 was performance shares. Performance shares entitle the recipient to receive one share of stock and accumulated dividend equivalents for each performance share earned upon the satisfaction of performance objectives and other conditions to earning the award. Performance shares are granted each year with overlapping three-year performance cycles. The awards are paid out at the end of the three-year period based on performance if threshold performance goals were met. Individual target share amounts were determined by calculating the value (based on the closing market value of a share of Air Products stock on the grant date) to approximate 60% of the total intended long-term incentive value for the executive officer.
The actual number of shares earned under these awards, if any, will be determined by multiplying the target number of shares by a payout factor to be approved by the Versum Committee. For fiscal 2016, the Air Products payout factor is based upon the Air Products three-year Total Shareholder Return percentile rank compared to Total Shareholder Returns of Air Products Peer Reference Group members over the three-year performance period. “TSR” or “Total Shareholder Return” is the growth in capital that would be experienced from purchasing a share of Air Products or Air Products Peer Reference Group member stock and holding it for the performance period, assuming that dividends are reinvested in Air Products stock, or Air Products Peer Reference Group member’s stock, respectively, on the record date. The Air Products Peer Reference Group consists of chemical and industrial companies with similar capital structures, asset intensity, and profitability to Air Products (size adjusted, based on data from Farient Advisors, LLC, external compensation consultant to Air Products).

The payout factor was to be determined in accordance with the following schedule:

Air Products’s TSR Percentile Rank	Payout %*
>75th percentile	200%
50th percentile	100%
30th percentile	30%
<30th percentile	0%
*The Air Products Committee may adjust the calculated payout by up to 15%.
In connection with the Separation, the performance shares granted by Air Products were converted into Versum performance shares, and will be earned based on the achievement of metrics as described below under “Treatment of Outstanding Equity Awards at the Time of Separation” on pages 41 and 42. The target number of performance shares (as converted to Versum common stock) granted to each Versum NEO for fiscal 2016 was as follows:

Named Executive Officer	Target # of Shares
G. Novo	20,926
G.G. Bitto	6,650
M.W. Valente	3,945
P. F. Loughlin	3,945
E.C. Shober	2,147
2016 Payout for FY2014-2016 Performance Shares
The Air Products Committee also established payout levels for performance shares granted in fiscal 2014 which were tied to Air Products average return on capital employed net of cost of capital (“Net ROCE”) and earnings per share growth (“EPS Growth”) performance for fiscal years 2014-2016. The payout factor was determined using the formula below, reflecting performance during the three-year performance period:

67% Net ROCE Factor	+	33% EPS Growth Factor	=	Payout Factor
The Air Products Committee reserved the discretion to adjust the calculated payout factor by up to 15 percentage points. The Factor Schedule excerpted below applied to the fiscal 2014 grants. The factors are interpolated linearly between points.

2014 Performance Shares Factor Schedule
Net ROCE (67%)		EPS Growth (33%)
ROCE over Cost of Capital	Net ROCE Factor %	EPS Growth	EPS Growth Factor
<0%	0%	0%	35%
0%	50%	4%	50%
2%	100%	7%	80%
4%	200%	9%	100%
		16%	200%
The Net ROCE and EPS Growth factors for the fiscal year 2014-2016 performance period were determined using the Factor Schedule. The average Net ROCE over the performance period was 2.3% and the average EPS Growth was 10.7%, resulting in a calculated payout factor of 106% of the target shares. The Air Products Committee adjusted the calculated payout factor downward to 91%, the full extent permitted by the award agreements, to reflect the underperformance of certain investments made by Air Products during the performance period, in particular its Energy from Waste projects which were written off when Air Products exited the business during fiscal 2016. Consistent with the decision of the Air Products Committee, the

Versum Committee adjust the calculated payout factor downward to 91% for our eligible NEOs. The number of shares received by our eligible NEOs under these awards (as converted to Versum common stock) were as follows: Mr. Novo - 12,659; Mr. Bitto - 6,182; and Mr. Loughlin - 2,956. Our eligible NEOs also received cash payments equal to the dividend equivalents received with respect to these shares.

Restricted Stock

Restricted stock awards granted by Air Products are shares of Air Products common stock that possess voting and dividend rights but are subject to restrictions on transferability and forfeitable until vesting. The vesting conditions provided an incentive for retention, and the value of this compensation element increased or decreased in direct proportion to Air Products’ stock. Individual award amounts were determined by calculating the value (based on the closing market value of a share of Air Products stock on the grant date) to approximate 40% of the total intended long-term incentive value for the employee. Mr. Novo was granted 2,444 shares of Air Products restricted stock in fiscal 2016. None of our other NEOs received restricted stock in fiscal 2016. In connection with the Separation, Mr. Novo received one-half of a fully vested share of Versum common stock for each share of Air Products restricted stock he held at the time of the Separation, as if he held fully vested Air Products common stock on the record date for the Separation. See “—Treatment of Outstanding Equity Awards at the Time of Separation” below and on pages 41 and 42.

Restricted Stock Units

Restricted stock units granted by Air Products generally vest in full four years after the grant date. If an executive officer’s employment terminates due to death, disability or retirement, one year or more after the grant date, the units will vest. Upon involuntary termination without cause, a pro rata portion of the units will vest. Restricted stock units entitle the holder to one share of Air Products stock and dividend equivalents upon vesting. Dividend equivalents are paid in cash and equal the dividends that would have accrued on a share of stock from the grant date to the vesting date. Our NEOs were granted the following numbers of Air Products restricted stock units in fiscal 2016:

Named Executive Officer	Target # of Shares
G.G. Bitto	5,006
M.W. Valente	2,632
P. F. Loughlin	2,632
E.C. Shober	1,433

In connection with the Separation, Air Products restricted stock units were converted into Versum restricted stock units, with substantially the same terms and vesting conditions as the original Air Products awards.
Granting Practices
Equity compensation awards are provided to Air Products executive officers and other management employees under Air Products’ Long-Term Incentive Plan and (except for off-cycle recruiting and retention awards) were granted as of the first NYSE business day in the month of December. Recruiting grants were generally issued as of the first day of employment. Off-cycle retention grants were made occasionally in response to extraordinary retention needs that arise during the year.

TREATMENT OF OUTSTANDING EQUITY AWARDS AT THE TIME OF SEPARATION
Treatment of Long-Term Incentive Awards Outstanding
Long-term incentive awards granted to employees under Air Products’ Long-Term Incentive Plan that were outstanding on October 1, 2016, other than restricted stock, were adjusted using the following principles:

•	Awards were adjusted to maintain the economic value of those awards before and after the Separation; and

•	Other than certain performance shares, treatment of which is described below, the terms of equity awards, such as the vesting schedule and dividend equivalent rights, generally continue unchanged.
The following table provides additional information regarding conversion of each type of Air Products equity award:

Award Type	Conversion Methodology
Stock Options	Air Products stock options were converted into options to purchase Versum common stock, with the number and exercise price adjusted to maintain economic value.

Restricted Stock Units	Air Products restricted stock units were converted to Versum restricted stock units, with the number adjusted to maintain economic value.

Performance Shares	Air products performance shares were converted to Versum performance shares, with the number adjusted to maintain economic value.

Restricted Shares
Holders of Air Products restricted stock received one-half of a fully vested share of Versum common stock for every share of Air Products restricted stock held at the time of the Separation, as if such holder held fully vested Air Products common stock on the record date.

Air Products performance shares granted in fiscal 2014 and held by Versum executive officers and other employees were converted to Versum performance shares in an amount adjusted to maintain the economic value and were paid out based upon Air Products’ performance at the payout percentage as calculated by Air Products and approved by the Versum Committee. See “Air Products Historical Compensation—Air Products Fiscal 2016 Direct Compensation Components—Long-Term Incentives—Performance Shares—2016 Payout for FY2014-2016 Performance Shares” on page 40.
Air Products performance shares granted in fiscal 2015 and held by Versum executive officers and other employees were converted to Versum performance shares in an amount adjusted to maintain the economic value and will be earned based on the achievement of metrics to be determined by the Versum Committee, with due consideration given to Air Products’ relative TSR performance through the Separation.
Air Products performance shares granted in fiscal 2016 and held by Versum executive officers and other employees were converted into Versum performance shares and will be earned based on the achievement of metrics to be determined by the Versum Committee.
Air Products Employee Benefit Plans and Other Historical Compensation Practices and Policies
Prior to the Separation, Air Products offered employee benefit programs designed to be competitive and to provide reasonable security for its executive officers and other employees. Welfare and retirement benefits were offered at essentially the same level to all U.S. salaried employees, including the Versum executive officers.
Retirement Benefits. Air Products executive officers participated in Air Products’ generally available U.S. salaried retirement programs. Air Products maintained qualified retirement programs for its salaried employees, including a defined benefit pension plan which has been closed to new entrants since 2005 and a savings and profit sharing plan. Air Products also maintained a nonqualified pension plan (also closed to new entrants) and nonqualified deferred compensation plan in which Air Products executive officers and other eligible employees, including the Versum executive officers, participated. The plans are discussed in more detail below in the narrative accompanying the Pension Benefits table and the Nonqualified Deferred Compensation table.
Welfare Benefits. Air Products provided medical and dental coverage, life insurance, and disability insurance to Air Products executive officers under the same programs offered to all salaried employees, including the Versum executive officers. All participating employees, including the Versum executive officers, paid a portion of the cost of these programs.
Severance and Change in Control Arrangements. Severance and change in control arrangements were provided to support major corporate and management transitions. The Air Products Committee believed these arrangements provided benefit to Air Products and its stockholders. The Air Products Committee periodically reviewed these arrangements in depth for market competitiveness and appropriateness for Air Products’ business.

EXECUTIVE COMPENSATION TABLES

2016 SUMMARY COMPENSATION TABLE

The following table presents summary information regarding the total compensation awarded to, earned by, or paid in the fiscal years indicated to each of our NEOs by Air Products for the fiscal year ended September 30, 2016, prior to the Separation on October 1, 2016. Long-term incentive awards depicted in the Executive Compensation Tables, except for restricted stock which was not converted, were subsequently adjusted following the Separation. See “—Treatment of Outstanding Equity Awards at the Time of Separation” on pages 41 and 42 for more information on the adjustments made.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation ($)(6)	Total ($)

G. Novo	2016	465,000	-	830,642	-	790,600	5,174	66,772	2,158,188
President and Chief Executive Officer	2015	465,000	-	843,379	182,789	698,000	3,025	45,112	2,237,305

G.G. Bitto	2016	359,612	-	298,133	-	248,200	811,637	11,512	1,729,094
Senior Vice President and Chief Financial Officer	2015	357,713	-	302,972	65,603	323,700	264,138	11,451	1,325,577

M.W. Valente	2016	300,000	300,000(1)	156,613	-	165,600	215	24,605	947,033
Senior Vice President, Law and Human Resources, General Counsel and Secretary	2015	98,077	-	97,471	21,012	80,300	14	6,664	303,538

P.F. Loughlin	2016	272,835	-	156,613	-	169,500	482,918	8,739	1,090,604
Senior Vice President, Operations and Supply Chain	2015	270,695	-	174,802	37,859	218,300	156,294	8,666	866,616

E.C. Shober	2016	245,262	-	85,240	-	160,100	402,744	7,851	907,595
Vice President, Materials - Advanced Materials

(1)
Mr. Valente joined Air Products on June 1, 2015, so the amounts in the table for fiscal 2015 reflect partial year compensation for him. On the first anniversary of his employment, he received a service-based retention bonus in the amount of $300,000.

(2)
This column shows the aggregate grant date fair values of restricted stock, restricted stock units and performance shares granted by Air Products, calculated in accordance with FASB ASC Topic 718 (“Topic 718”). Generally, the expense for these awards is recognized over the vesting or performance period, unless the recipient is eligible for retirement and the award vests upon retirement, in which case the expense may be recognized entirely in the year of grant. The calculation of these amounts disregards any estimate of forfeitures related to time-based conditions.

The grant-date fair value of restricted stock is estimated on the date of grant based on the market price of the stock, and compensation cost is generally amortized to expense on a straight-line basis over the vesting period during which employees perform related services. Expense recognition is accelerated for retirement-eligible individuals who would meet the requirements for vesting of awards upon their retirement.

The valuation models and assumptions applicable to the grant date fair value of restricted stock units are set forth in Note 19, Share-Based Compensation, to Air Products’ audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed with the SEC on November 21, 2016.

The fair value of performance shares was estimated using a Monte Carlo simulation model as these equity awards are tied to a market condition. The model utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the grant and calculates the fair value of the awards. Air Products generally expenses the grant-date fair value of these awards on a straight line basis over the vesting period. The calculation of the fair value of performance shares used the following assumptions:

	2016	2015
Expected volatility	20.5%	19.6%
Risk-free interest rate	1.2%	0.9%
Expected dividend yield	2.2%	2.5%
The estimated grant-date fair value of performance shares was $135.49 and $194.51 per unit in 2016 and 2015.

The amounts shown may not correspond to the actual value that may be realized. The grant date fair values of the performance shares are based upon probable outcomes of market-based performance conditions as stipulated in the grants. If, at the grant date, the probable outcome of the performance conditions was 215% of the target number of shares (the maximum potential payout), the grant date fair values of the performance shares would increase from the amounts included in this column with respect to the performance shares by 120.5% for the fiscal 2016 grants. Maximum values are displayed in the table below. For more information on awards made in fiscal year 2016, see the “2016 Grants of Plan-Based Awards” table and the “Outstanding Equity Awards at Fiscal Year-End” table on pages 47 and 49, respectively.
Performance Shares Grant Date Values

Named Executive Officer	Year	Value Included ($)	Maximum Value ($)
G. Novo	2016	493,370	1,087,702

G.G. Bitto	2016	177,107	390,457

M.W. Valente	2016	92,995	205,020

P.F. Loughlin	2016	92,995	205,020

E.C. Shober	2016	50,602	111,559

(3)
This column shows the grant date fair value of stock options granted by Air Products in fiscal 2015 as calculated in accordance with Topic 718, disregarding any estimate of forfeitures relating to time-based vesting. The terms of the awards are fixed at the grant date. The assumptions for the valuation determination are set forth below. Additional information regarding these awards is set forth in the “2016 Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End” tables and accompanying footnotes.

The exercise price of stock options equals the market price of Air Products stock on the date of the grant, as converted into Versum stock options. Options generally vest incrementally over three years, and remain exercisable for ten years from the date of grant. In 2016, no stock options were awarded.
Fair values of stock options were estimated using a Black Scholes model that used the assumptions noted in the table below. Expected volatility and expected dividend yield are based on actual historical experience of our stock and dividends over the historical period equal to the expected life. The expected life represents the period of time that options granted are expected to be outstanding based on an analysis of Company-specific historical exercise data. Ranges are used when certain groups of employees exhibit different behavior, such as timing of exercise. The risk-free rate is based on the U.S. Treasury Strips with terms equal to the expected time of exercise as of the grant date.

2015
Expected volatility	30.3%
Expected dividend yield	2.6%
Expected life (in years)	7.5
Risk-free interest rate	2.2%
The weighted average grant-date fair value of options granted by Air Products during 2015 was $37.19 per option. Compensation cost is generally recognized over the stated vesting period consistent with the terms of the arrangement (i.e., either on a straight-line or graded-vesting basis). Expense recognition is accelerated for retirement-eligible individuals who would meet the requirements for vesting of awards upon their retirement.

(4)
Amounts in this column reflect awards under the annual incentive plan. At their election, participants may defer awards received under this plan. Amounts deferred are also reflected as “Executive Contributions” in the “Nonqualified Deferred Compensation” table.

(5)
Amounts in this column reflect the annual change in the actuarial present value of each officer’s accumulated tax qualified and nonqualified pension benefits and interest considered to be above market interest credited to their Air Products Deferred Compensation Plan balances.

The pension accrual amounts represent the annual change in actuarial present value of accumulated benefits under Air Products’ tax qualified and nonqualified pension plans for Mr. Bitto, Mr. Loughlin and Mr. Shober. Messrs. Novo and Valente were not eligible for these plans. These amounts are as follows:

Named Executive Officer	Year	Amount ($)

G.G. Bitto	2016	802,525

P.F. Loughlin	2016	474,171

E.C. Shober	2016	402,438

Interest was calculated for the Air Products Deferred Compensation Plan accounts using a Moody’s A-rated Corporate Bond Rate because this is comparable to the rate Air Products pays its other creditors on long-term obligations. When this rate exceeds 120% of a rate set by the U.S. Internal Revenue Service, it is treated as above market interest, even though it is based on a market average for corporate bonds. The amounts included as above market interest were as follows:

Named Executive Officer	Year	Amount ($)
G. Novo	2016	5,174

G.G. Bitto	2016	9,112

M.W. Valente	2016	215

P.F. Loughlin	2016	8,747

E.C. Shober	2016	306

(6)	Amounts shown in this column are as follows:

Named Executive Officer	Year	Company Contributions Under Defined Contribution Plans ($)	Group Term Life Insurance Premiums ($)
G. Novo	2016	65,835	937

G.G. Bitto	2016	10,788	724

M.W. Valente	2016	24,000	605

P.F. Loughlin	2016	8,187	552

E.C. Shober	2016	7,358	493

2016 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards to each of our NEOs by Air Products during the fiscal year ended September 30, 2016. The information in the following table regarding performance shares and restricted stock units reflects the conversion of Air Products awards into Versum awards using the conversion principles disclosed under “Treatment of Outstanding Equity Awards at the Time of the Separation” on pages 41 and 42 in order to provide more meaningful disclosure to Versum stockholders. The information regarding restricted shares reflects the Air Products restricted shares granted prior to the Separation.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

G. Novo	Annual Incentive Plan	–	0	395,300	909,190
	Performance Shares	12/1/2015				0	20,926	44,991		$493,370
	Restricted Shares	12/1/2015							2,444(1)	$337,272

G.G. Bitto	Annual Incentive Plan	–	0	179,900	413,770
	Performance Shares	12/1/2015				0	7,512	16,151		$177,107
	Restricted Stock Units	12/1/2015							5,006	$121,026

M.W. Valente	Annual Incentive Plan	–	0	120,000	276,000
	Performance Shares	12/1/2015				0	3,945	8,482		$92,995
	Restricted Stock Units	12/1/2015							2,632	$63,618

P.F. Loughlin	Annual Incentive Plan	–	0	122,800	282,440
	Performance Shares	12/1/2015				0	3,945	8,482		$92,995
	Restricted Stock Units	12/1/2015							2,632	$63,618

E.C. Shober	Annual Incentive Plan	–	0	86,600	199,180
	Performance Shares	12/1/2015				0	2,147	4,616		$50,602
	Restricted Stock Units	12/1/2015							1,433	$34,638
(1) Represents restricted shares in Air Products held by Mr. Novo that were not converted into Versum equity following the Separation.
The Grants of Plan-Based Awards table reports the dollar value of cash (non-equity) incentive awards and the number and value of equity awards granted during fiscal 2016 by Air Products. The number and value of performance awards and restricted stock units reflects the conversion into Versum awards. See “—2016 Summary Compensation Table” for additional information regarding fiscal 2016 compensation of our NEOs.
With regard to cash incentives, this table reports the range of potential value that could have been obtained; whereas the Summary Compensation Table reports the actual value realized for fiscal 2016. Equity values represent the grant date values of the awards determined under FASB ASC Topic 718 for purposes of financial statement reporting, which are based on probable outcomes of performance conditions.
Non-Equity Incentive Plan Awards—Air Products Annual Incentive Plan. Air Products Annual Incentive Plan awards were based on performance for the fiscal year. The Air Products Committee approved performance measures and goals and payout schedules prior to or at the beginning of the fiscal year. Following the end of the fiscal year, since the Separation had occurred, the Versum Committee determined the range of actual amounts that were paid out under the Air Products formula which reflected performance against the Air Products approved performance goals. Individual awards were determined by the Versum Committee within the range, based solely on the formula. There is no minimum bonus under the terms of the plan, so the threshold amount is shown as 0. For more information on fiscal year 2016 targets and the award determination, see pages 37 to 39.
Equity Incentive Plan Awards—Performance Shares. The Equity Incentive Plan Awards reflected in the table are performance shares awarded by Air Products in fiscal 2016. Performance shares are restricted stock units whose earn out was conditioned on Air Products’ total shareholder return during a three year performance period relative to the Air Products Peer

Reference Group. Performance shares awarded under the Air Products Long-Term Incentive Plan entitled the holder to the value of one share of Air Products stock and accumulated dividend equivalents upon satisfaction of performance conditions. Under the Air Products award terms, dividend equivalents are paid in cash and equal the dividends that would have accrued on a share of Air Products stock from the grant date of a performance share until it is paid out. Dividend equivalents are not paid until the award is vested. No dividend equivalents are paid on shares that are forfeited.
In connection with the Separation, the Air Products performance shares reflected in the table have been converted to Versum performance shares with the same terms, including vesting schedule, as the Air Products performance shares. The number of shares that will be paid out is based on a formula to be determined by the Versum Committee. The performance shares reflected in the table have a three-year performance cycle which will be completed at the end of fiscal 2018. Performance shares are generally forfeited if employment is voluntarily terminated during the performance period. If employment is terminated due to death, disability, or retirement one year or more after the grant date, a pro-rata portion of any performance share payout will be paid upon completion of the performance period. Upon involuntary termination without cause, a prorated portion of the performance share payout is received at the end of the performance period.

Other Stock Awards. The Other Stock Awards reflected in the table are shares of Air Products restricted stock and time-vesting restricted stock units.

Restricted Stock. Restricted stock awards granted by Air Products are shares of Air Products common stock that were issued to Mr. Novo, and not converted into Versum equity awards. The restricted stock has voting and dividend rights, but is subject to restrictions on transferability and is forfeitable until vesting. The vesting conditions provided an incentive for retention, and the value of this compensation element increased or decreased in direct proportion to Air Products’ stock. Individual award amounts were determined by calculating the value (based on the closing market value of a share of Air Products stock on the grant date) to approximate 40% of the total intended long-term incentive value for the employee. Mr. Novo was granted 2,444 shares of Air Products restricted stock in fiscal 2016. None of our other Versum NEOs received restricted stock in fiscal 2016. In connection with the Separation, Mr. Novo received one-half of a fully vested share of Versum common stock for each share of Air Products restricted stock he held at the time of the Separation, as if he held fully vested Air Products common stock on the record date for the Separation. See “Treatment of Outstanding Equity Awards at the Time of Separation” on pages 41 and 42.

Restricted Stock Units. Time-vesting restricted stock units historically granted by Air Products vest four years after the grant date. If an executive officer’s employment terminates due to death, disability or retirement, one year or more after the grant date, the units will vest. Upon involuntary termination without cause, a pro rata portion of the units will vest. Restricted stock units entitle the holder to one share of common stock and dividend equivalents upon vesting. Under the Air Products award terms, dividend equivalents are paid in cash and equal the dividends that would have accrued on a share of stock from the grant date to the vesting date. Our NEOs were granted the following numbers of restricted stock units in fiscal 2016:

Named Executive Officer	Target # of Shares(1)
G.G. Bitto	5,006
M.W. Valente	2,632
P. F. Loughlin	2,632
E.C. Shober	1,433
(1) Represents the number of Versum restricted stock units as converted after the Separation.

In connection with the Separation, Air Products restricted stock units were converted into Versum restricted stock units, with substantially the same terms and vesting conditions as the original Air Products awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards made to our NEOs as of September 30, 2016. The information in the following table reflects the conversion of Air Products equity awards into Versum stock options, restricted stock units and performance shares using the conversion principles disclosed above under “Treatment of Outstanding Equity Awards at the Time of the Separation” on pages 41 and 42 in order to provide more meaningful disclosure to Versum stockholders.

	Option Awards(1)					Stock Awards
Officer	Option Grant Date	Number of Shares Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock Held That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($)
		Exercisable	Unexercisable
G. Novo						12,659	354,452	84,803	2,374,484
	09/12/2013	46,942	—	18.53	09/12/2023
	12/02/2013	48,180	24,095	18.87	12/02/2023
	12/01/2014	9,349	18,706	25.25	12/01/2024

G.G. Bitto						37,750	1,057,000	30,449	852,572
	12/02/2013	23,516	11,759	18.87	12/02/2023
	12/01/2014	3,356	6,712	25.25	12/01/2024

M.W. Valente						3,597	100,716	13,062	365,736
	06/01/2015	1,073	2,152	25.84	06/01/2025

P.F. Loughlin						12,725	356,300	16,729	468,412
	12/01/2010	20,880	—	15.14	12/01/2020
	12/01/2011	22,740	—	14.48	12/01/2021
	12/03/2012	26,622	—	14.30	12/03/2022
	12/02/2013	11,244	5,623	18.87	12/02/2023
	12/01/2014	1,935	3,875	25.25	12/01/2024

E.C. Shober						4,842	135,576	9,110	255,080
	12/02/2013	—	5,725	18.87	12/02/2023
	12/01/2014	1,050	2,112	25.25	12/01/2024

(1)
Grant dates for all stock options are shown in the first column. All stock options become exercisable in three consecutive, equal annual installments on the first, second, and third anniversary of the grant date. Stock options are subject to special vesting rules upon certain terminations of employment and upon a change in control of Versum. See “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” starting on page 58.

(2)
This column reflects restricted stock units and earned performance shares granted in fiscal year 2014 that vested in fiscal 2016. All restricted stock units are subject to special vesting rules for involuntary terminations or upon a change in control. See “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” starting on page 58.

(i)	Fiscal year 2014 earned performance shares are as follows:

Officer	Number of Shares(1)
G. Novo	12,659
G.G. Bitto	6,182
P. F. Loughlin	2,956
(1) Represents the number of Versum performance shares as converted after the Separation.

(ii)
This column reflects a special recruiting grant of 965 restricted stock units granted to Mr. Valente on June 1, 2015. These units are forfeited upon termination of employment other than due to death or disability prior to vesting. Mr. Valente’s units will vest on June 1, 2019.

This column also reflects a special retention grant of 14,271 restricted stock units made to Mr. Bitto on February 1, 2013. These units vest on February 1, 2017. The retention grant is generally forfeitable upon termination of employment prior to vesting except for death or disability.

(iii)	This column also reflects four-year vesting restricted stock units granted to Messrs. Bitto, Valente, Loughlin and Shober as follows:

		Number of Units
Date of Grant	Vesting Date	Bitto	Valente	Loughlin	Shober
December 3, 2012	December 3, 2016	4,413	—	3,066	1,193
December 2, 2013	December 2, 2017	4,852	—	2,324	1,262
December 1, 2014	December 1, 2018	3,026	—	1,747	954
December 1, 2015	December 1, 2019	5,006	2,632	2,632	1,433

(iv)
This column excludes 1,300 Air Products restricted stock units held by Mr. Bitto and 7,497 Air Products restricted shares held by Mr. Novo that were not converted into Versum equity following the Separation.

(3)	These amounts are determined using the closing price of Versum common stock on October 3, 2016, the date our common stock began “regular way” trading on the NYSE after the Separation, of $28.00.

(4)
This column reflects performance shares that were originally granted in fiscal years 2015 and 2016. These shares are conditioned upon performance during three-year cycles ending on September 30, 2017 and September 30, 2018, respectively. These awards will earn out and be paid following the end of the relevant performance period as indicated in the chart below. The values and numbers of shares for the awards are shown at the maximum payout level of 215% of target since the Versum Committee has not yet determined the performance metrics of the converted 2015 and 2016 performance awards.

	End of Performance Period
Named Executive Officer	09/30/2017	09/30/2018	Total
G. Novo	39,812	44,991	84,803
G.G. Bitto	14,298	16,151	30,449
M.W. Valente	4,580	8,482	13,062
P. F. Loughlin	8,247	8,482	16,729
E.C. Shober	4,494	4,616	9,110

2016 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding Air Products options exercised and stock vested during fiscal 2016 for our NEOs. These equity awards were settled in shares of Air Products prior to the Separation and reflect pre-conversion amounts.

Officer	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized On Vesting(3) ($)
G. Novo	25,983	1,744,759	3,067	444,412
G.G. Bitto	46,499	3,182,021	1,258	172,500
M.W. Valente	—	—	—	—
P. F. Loughlin	15,925	1,162,808	822	112,669
E.C. Shober	14,755	970,142	167	23,046

(1)
This column represents the difference between the base (or exercise) price of the Air Products option shares and the market price of the Air Products option shares at exercise. The value realized on exercise does not make any adjustment for those shares forfeited by the option holder in order to pay (a) the exercise price and (b) the amount of withholding tax due from the option holder upon exercise, pursuant to the “cashless” exercise provisions of the plan under which each stock option was granted.

(2)
The shares in this column include restricted stock units granted to Mr. Novo in fiscal 2013 which vested in September 2016, restricted stock units granted to Messrs. Bitto, Loughlin and Shober in fiscal 2012 that vested in December 2015, and performance shares granted to Messrs. Novo, Bitto and Loughlin in fiscal 2013 that vested in December 2015.

(3)	The following dividend equivalents were paid on the performance share awards and the restricted stock units, but are not included in the value realized:

Named Executive Officer	Dividend Equivalents Paid ($)
G. Novo	28,461
G.G. Bitto	13,217
M.W. Valente	—
P. F. Loughlin	8,585
E.C. Shober	1,919

2016 PENSION BENEFITS

The following table provides information regarding the present value of accumulated pension benefits payable to our NEOs under Air Products pension plans.

Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

G.G. Bitto	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	29.46	1,451,972	—

	Air Products and Chemicals, Inc. Supplementary Pension Plan	29.46	1,605,224	—

P. F. Loughlin	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	27.91	1,259,157	—

	Air Products and Chemicals, Inc. Supplementary Pension Plan	27.91	835,762	—

E.C. Shober	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	22.55	907,454	—

	Air Products and Chemicals, Inc. Supplementary Pension Plan	22.55	499,832	—
The table above illustrates the actuarial present value of accrued pension benefits for the participating Versum NEOs under Air Products’ defined benefit plans as of September 30, 2016. In connection with the Separation, Air Products retained liability for these plans. Mr. Novo and Mr. Valente are not included in the table above because they are not participants in these Air Products plans. All of our NEOs are eligible to participate in Versum plans. See “—Versum Compensation Program for Executive Officers After the Separation—Employee Benefit Plans and Other Compensation Practices and Policies” on pages 33 and 34.
Actuarial present values are complex calculations that rely on many assumptions. The amounts shown above have been calculated generally using the same assumptions used in determining the pension cost recognized in Air Products’ financial statements which are described in Air Products’ Form 10-K filed with the SEC on November 21, 2016 in Footnote 16, “Retirement Benefits”, to the consolidated financial statements and under “Critical Accounting Policies” in the Management Discussion and Analysis. However, in accordance with SEC requirements, these values are calculated assuming payment begins the earliest date the NEO can receive an unreduced early retirement benefit. Actual fiscal 2016 annual cash incentive awards were used in the calculation; whereas the value in the financial statements is based on estimated annual cash incentive awards.
The Air Products Pension Plan for Salaried Employees (“Salaried Pension Plan”) is a funded, tax qualified defined benefit plan funded entirely by Air Products. All U.S. salaried employees hired before October 1, 2004 were eligible to participate; however, participants as of January 1, 2005 were given the opportunity to make a one-time election to prospectively receive their primary retirement benefit under Air Products’ qualified defined contribution plan, the Retirement Savings Plan. Mr. Novo and Mr. Valente were not eligible for this Plan. Benefits under the Plan are paid after retirement in the form of a monthly annuity. Participants were able to select from monthly payments for their lifetime or smaller monthly payments for their life and the life of a beneficiary.
The amount of the benefit under the Salaried Pension Plan is based on the following formula:

1.184% x Years of Service (not to exceed 35) x Average Monthly Compensation (Up to the Average Social Security Maximum Taxable Wage Base)

Plus

1.5% x Years of Service (not to exceed 35) x Average Monthly Compensation (In excess of the Average Social Security Maximum Taxable Wage Base)

Plus

1.5% x Years of Service (in excess of 35) x Average Monthly Compensation

“Average Monthly Compensation” is the average monthly compensation for the 36 months (or 3 years) during which the participant’s compensation was the highest during the ten years preceding retirement; generally this is the participant’s average base salary for the three years preceding retirement. The “Average Social Security Maximum Taxable Wage Base” is the average of the U.S. Social Security Wage Bases over a 35-year period.

Benefits under the Salaried Pension Plan become vested after a participant has completed five years of service. The Normal Retirement Age under the Salaried Pension Plan is age 65. A participant with at least five years of service may retire after attaining age 55 and receive a benefit reduced by 3% per year for the number of years prior to their attaining age 62. Participants who were age 50 on or before January 1, 2005 are eligible for early retirement at age 55 with no reduction in benefit if the sum of their age and credited service under the Plan equals 80 or more at the time of retirement. Participants who had not attained age 50 on January 1, 2005 may receive the portion of their benefit accrued on that date unreduced upon retirement at age 55 or later if the sum of their age and credited service under the Plan equals 80 or more at the time of retirement.
Under U.S. federal tax laws, benefits payable under the Salaried Pension Plan, and compensation which can be considered in calculating the benefits, are limited. The Supplementary Pension Plan of Air Products and Chemicals, Inc. (“Supplementary Plan”) is a nonqualified, unfunded pension plan that provides benefits that cannot be provided under the Salaried Pension Plan due to these limits. Benefits under the Supplementary Plan are calculated using the same formula as the Salaried Pension Plan, but there is no limit on the amount of base salary that can be covered by the pension formula, and Average Monthly Compensation under the Supplementary Plan also includes Air Products Annual Incentive Plan awards.
Supplementary Plan benefits are subject to the same vesting and early retirement terms as the Salaried Pension Plan. Supplementary Plan benefits are generally payable following retirement in one of the annuity forms available under the Salaried Pension Plan or, at the election of the participant, in a lump sum. In the case of executive officers and certain other executives, distribution of benefits under the Supplementary Plan, whether in annuity or lump sum form, is delayed for six months after termination of employment to comply with U.S. federal tax laws.

2016 NONQUALIFIED DEFERRED COMPENSATION
The following table provides information as of September 30, 2016 for our NEOs who participated in the Air Products’ nonqualified Deferred Compensation Plan.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
G. Novo	30,404	48,666	17,155	—	465,522
G.G. Bitto	50,899	9,544	30,538	—	790,496
M.W. Valente	12,692	6,923	837	—	30,194
P. F. Loughlin	245,164	5,037	53,524	—	811,538
E.C. Shober	12,318	3,079	1,017	—	31,987

(1)
All amounts reported in this column were voluntary deferrals of base salary or Air Products Annual Incentive Plan awards by the executive officers under the Air Products nonqualified Deferred Compensation Plan. These amounts are also reported in the Summary Compensation Table.

(2)
Amounts reported in this column are matching credits based on each officer’s voluntary deferrals of base salary. In the case of Mr. Novo and Mr. Valente, a contribution credit of a percentage of their base salaries in excess of tax law limits on Retirement Savings Plan contributions and their Air Products Annual Incentive Plan awards is also included because they received their primary retirement benefit under Air Products’ defined contribution plans rather than the pension plans. The percentage is based on years of service and for fiscal 2016 was 4% in the case of Mr. Novo and Mr. Valente. These amounts are also reported in the Summary Compensation Table.

(3)	The following portion of Aggregate Earnings has been reported as compensation in the 2016 Summary Compensation Table:

Officer	Amount Reported in 2016 Summary Compensation Table
G. Novo	$5,174
G.G. Bitto	$9,112
M.W. Valente	$215
P.F. Loughlin	$8,747
E.C. Shober	$306

(4)	The following portion of Aggregate Balance at Last FYE has been reported as compensation for prior years:

Officer	Amount Previously Reported
G. Novo	$150,841
G.G. Bitto	$66,363
M.W. Valente	$9,706
P.F. Loughlin	$93,795
E.C. Shober	$0
Air Products provided its U.S.-based salaried employees, including the Versum NEOs, the opportunity to participate in its tax qualified Retirement Savings Plan (the “Air Products RSP”) through the date of the Separation. Currently, U.S. tax laws limit the amounts that may be contributed to tax-qualified savings plans and the amount of compensation that can be taken into account in computing benefits under the Air Products RSP. The nonqualified Deferred Compensation Plan is intended to make up, out of general assets of Air Products, an amount substantially equal to the benefits an employee did not receive under the Air Products RSP due to these limits. The Versum NEOs were eligible to participate in the Deferred Compensation Plan through December 31, 2016. Participants could elect to defer up to 16 percent of base salary on a before-tax basis (offset by amounts deferred under the Air Products RSP). The Deferred Compensation Plan provided a matching credit in the same amounts as matching contributions under the Air Products RSP (i.e. 75 percent of the first three percent of base salary deferred by participants and 25 percent of the next three percent of base salary deferred). In addition to base salary, participants could also elect to defer the Air Products Annual Incentive Plan awards. No matching credit was provided for these deferrals.
For employees who received their primary retirement benefit under Air Products’ defined contribution plans rather than the pension plans, including Mr. Novo and Mr. Valente, the Air Products RSP provided an enhanced matching contribution of 75% of elective deferrals up to 4% of base salary and 50% of elective deferrals of an additional 2% of base salary; and a defined contribution primary retirement benefit contribution of 4 to 6% of base salary, depending on years of service. The Air Products Deferred Compensation Plan provided a comparable matching credit and primary retirement benefit credit for base salary to the extent not covered under the Air Products RSP due to tax law limits, and a primary retirement benefit credit of 4 to 6% for Air Products Annual Incentive Plan awards. The primary retirement contributions and credits vested ratably over the participant’s first five years of service for Air Products.
Participants could have elected to have their Air Products Deferred Compensation Plan balances earn interest at a corporate bond rate or be deemed to be invested in Air Products stock, and earn dividend equivalents and market appreciation on the stock. If a participant chose the Air Products stock alternative, his account balance would be distributed in shares of Air Products stock, except for dividend equivalents.
Participants could have elected to receive payments of their Air Products Deferred Compensation Plan balances in one to ten annual installments following termination from service. Executive officers and certain other executives could not commence distribution until six months following termination to comply with tax laws.
As discussed above, we have adopted the Versum DCP, which became effective January 1, 2017. The purpose of the DCP is to provide certain management and highly compensated employees with the opportunity to defer, annually, the receipt of a portion of their cash compensation as a way of supplementing the retirement benefits provided under the Versum Materials Retirement Savings Plan (see “—Versum Compensation Program for Executive Officers After the Separation—Employee Benefit Plans and Other Compensation Practices and Policies—Retirement Benefits” on page 33). Accounts of Versum participants in the Air Products Deferred Compensation Plan were not transferred to the Versum DCP at the Separation, and any outstanding plan balances remain with Air Products.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our NEOs was an employee of Air Products throughout the 2016 fiscal year until the Separation on October 1, 2016. In order to provide more meaningful disclosure to Versum stockholders, the information set forth in this section describes potential payments and benefits upon certain termination or change in control situations under existing, post-Separation agreements and plans assuming the termination or change in control occurred on October 1, 2016, the date of the Separation and one day after the end of our fiscal year.

Termination Provisions in Employment Agreements

Termination for cause or without good reason

If the employment of a Versum NEO is terminated by the Company for cause or by the executive without good reason, the executive will be entitled to receive the following:

•	accrued but unpaid base salary; and

•	earned but unpaid prior year annual bonus.

Termination prior to a change in control without cause or for good reason

If prior to a change in control, the employment of a Versum NEO is terminated by the Company without cause or, in the case of each of Messrs. Novo, Bitto and Valente, by the executive with good reason, subject to signing a release of liability in favor of the Company, the executive will be entitled to receive the following:

•	accrued but yet unpaid base salary;

•	earned but yet unpaid prior year annual bonus;

•	a lump sum pro rata portion based on actual performance of any annual bonus for the fiscal year in which the termination occurs;

•	healthcare benefits under COBRA for 12 months or until the executive’s COBRA eligibility ceases;

•	$20,000 for Messrs. Novo, Bitto and Valente, and $10,000 for Messrs. Loughlin and Shober, for outplacement services;

•
an amount equal to the Company’s matching and non-elective contributions to its qualified and non-qualified plans based on the executive’s most recent deferral elections and salary, respectively, at the end of the 12th month following such termination; and

•
monthly payments over 24 months, in the case of each of for Messrs. Novo, Bitto and Valente, or 12 months, in the case of each of Messrs. Loughlin and Shober, equal to the sum of (x) the executive’s monthly base salary and (y) 1/12th of the executive’s average annual bonus over the last three full fiscal years.

Termination following a change in control without cause or for good reason

If following a change in control the employment of a Versum NEO is terminated by the Company without cause or, in the case of each of Messrs. Novo, Bitto and Valente, by the executive with good reason, and subject in all cases to the executive signing a release of liability in favor of the Company, the executive will be entitled to receive the following:

•	accrued but unpaid base salary;

•	earned but unpaid prior year annual bonus;

•	a lump sum pro rata portion based upon actual performance of any annual bonus for the fiscal year in which the termination occurs;

•
a lump sum payment equal to the sum of (x) the executive’s monthly base salary at termination and (y) 1/12th of the executive’s average annual bonus over the last three full fiscal years multiplied by 36 for Mr. Novo, by 24 for the Messrs. Bitto and Valente, and by 12 for Messrs. Loughlin and Shober;

•	healthcare benefits under COBRA for 12 months or until the executive’s COBRA eligibility ceases;

•	$20,000 for Messrs. Novo, Bitto and Valente, and $10,000 for Messrs. Loughlin and Shober, for outplacement services; and

•
an amount equal to the Company’s matching and non-elective contributions to its qualified and non-qualified plans based on the executive’s most recent deferral elections and salary, respectively, at the end of the 12th month following such termination.

Death or Disability

In the event the employment of a Versum NEO is terminated due to death or disability, the executive will be entitled to receive:

•	accrued but yet unpaid base salary;

•	earned but yet unpaid prior year annual bonus; and

•	a lump sum pro rata portion based on actual performance of any annual bonus for the fiscal year in which the termination occurs.

Definitions

For purposes of each of the Employment Agreements, the following definitions apply.

A “change in control” means the earliest date at which:

(1)any Person (which term shall mean any individual, corporation, partnership, group, association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than the Company or any employee benefit plans sponsored by the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under such Act), directly or indirectly, of securities of the Company representing 50.1% or more of the combined voting power of the Company’s outstanding Voting Securities (which term shall mean securities which under ordinary circumstances are entitled to vote for the election of directors) other than through the purchase of Voting Securities directly from the Company through a private placement;

(2)individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board;

(3)a merger or consolidation involving the Company or its stock or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company is consummated, unless, immediately following such transaction, 50.1% or more of the then outstanding Voting Securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners of the Company’s outstanding Voting Securities immediately prior to such transaction (treating, for purposes of determining whether the 50.1% continuity test is met, any ownership of the Voting Securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or other ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding Voting Securities immediately prior to the transaction); or

(4)all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (B) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

“Cause” means:

(1)the executive’s willful and continued failure to substantially perform the executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness), after written notice from the Company requesting such substantial performance is delivered, which notice identifies in reasonable detail the manner in which the Company believes the executive has not substantially performed the executive’s duties and provides 30 days in which to cure such failure;

(2)any act of fraud, embezzlement or theft on the executive’s part against the Company or its affiliates;

(3)a conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude;

(4)a breach of a material element of our code of conduct; or

(5)any material breach of the executive’s obligations under the Employment Agreement, which, to the extent curable, has not been cured to the reasonable satisfaction of the Board within 30 days after the executive has been provided written notice of such breach.

“Good Reason” means:

(1)a material reduction in the executive’s duties or responsibilities;

(2)a material reduction in the executive’s base salary or target bonus opportunity;

(3)a material breach by the Company of the Employment Agreement; or

(4)a change of the Company’s headquarters or of the executive’s principal place of employment of more than 50 miles from Tempe, Arizona; provided, however, that such event will not constitute Good Reason unless the executive has provided the Company notice of the existence of a Good Reason condition no more than 60 days after its initial existence and the Company has failed to remedy the condition within 30 days after such notice.
Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control

Voluntary Termination or Termination for Cause

The terms and conditions of long-term incentive awards granted to Versum NEOs under Air Products’ Long-Term Incentive Plan, other than for restricted stock which was not converted, generally continue unchanged. The outstanding Air Products awards converted to Versum equity awards, along with the Founders RSUs and the annual award of PSUs and MSUs, will generally be forfeited upon a voluntary termination or upon any termination by the Company for cause, including all unexercisable stock options, all restricted stock units and all performance shares, whether or not earned. Exercisable stock options would continue to be exercisable for 90 days following termination and then, if unexercised, would be forfeited.

Involuntary Termination Without Cause

Upon involuntary termination or termination without cause of a Versum NEO:

•	Exercisable stock options remain exercisable for 180 days. Non-exercisable options are forfeited.

•	A pro rata portion of performance shares, including the annual grant PSUs and MSUs, vest based on actual performance and are paid on the original vesting date.

•	Restricted stock units granted in fiscal year 2015 or later are retained and paid out at the original vesting date.

•	Restricted stock units granted before fiscal year 2015 are paid out in full immediately without dividend equivalents.

•
Founders RSUs are forfeited if the termination is prior to October 1, 2017; otherwise a pro rata portion of Founders RSUs vest for the year of termination and are paid out on the next original vesting date.

Death or Disability

Upon termination due to death or disability of a Versum NEO:

•	Stock options continue to vest and become exercisable on the original vesting date.

•	Restricted stock and Founders RSUs immediately vest.

•	Restricted stock units and dividend equivalents are paid out immediately in the event of death, and on the original vesting date in the event of disability.

•	A pro rata portion of performance shares and annual grant PSUs and MSUs vest based on actual performance and are paid on the original vesting date.

Retirement

Upon retirement (as further described below), a retirement-eligible Versum NEO (i.e. having attained the age of 55 for Air Products plans and 62 for Versum plans and having satisfied a combined Air Products and Versum five-year service requirement) would receive the following treatment of their outstanding long-term incentive awards:

•	All outstanding stock options continue to become exercisable in accordance with the normal schedule as if the participant remained employed, and will be exercisable for the normal term.

•	Four year vesting restricted stock units continue to vest per their original terms (as if the employee remained an active employee) and are paid at the end of the four-year period.

•
Career-vesting restricted stock units and all dividend equivalents thereon would vest and be paid six months after retirement. Career-vesting restricted stock units comprise several types of awards granted that vest upon death, disability, or retirement.

•
All performance shares and dividend equivalents thereon would be paid on the normal schedule (except career-vesting performance shares). A pro-rata portion of performance shares based on actual performance and associated dividend equivalents would be paid in accordance with the normal schedule and at the normal payout level if performance thresholds are met.

•	A pro rata portion of annual grant PSUs and MSUs vest based on actual performance and are paid on the original vesting date.

•
Founders RSUs are forfeited if the termination is prior to October 1, 2017; otherwise a pro rata portion of Founders RSUs vest for the year of termination and are paid out on the next original vesting date.

Change in Control

Converted Awards Granted Prior to Fiscal 2015

For outstanding Air Products awards converted to Versum awards, the terms provide certain change in control protections for any outstanding awards granted prior to October 1, 2014. Specifically, upon a change in control (as defined by the Plan):

•	All outstanding stock options become exercisable and remain exercisable for their full term on the earlier of the change in control or six months after the grant date.

•	Restrictions lapse on all restricted stock.

•
All forms of restricted stock units, except unearned performance shares and related dividend equivalents, will fully vest and be paid immediately. A pro-rata portion of unearned performance shares and related dividend equivalents will be paid out in shares at the target performance level.

The Versum Committee, in its discretion, may pay out the value of stock options, restricted stock, and restricted stock units in cash.

Converted Awards Granted During or After Fiscal 2015

For awards granted on or after October 1, 2014, the awards provide for “double trigger” vesting upon a change in control of Versum instead of automatic vesting on an accelerated basis upon a change in control (“single trigger vesting”). These awards will not automatically vest on an accelerated basis as a result of a change in control if they are replaced by the surviving entity. For the double trigger provisions to apply, the replacement awards must be issued by a publicly listed company and preserve the value of, and be on terms as favorable as the existing award; performance conditioned awards must be replaced by time based vesting awards; and the replacement awards must provide that if the participant is terminated without Cause or voluntarily terminates for Good Reason within 24 months following the change in control, the award will vest immediately upon termination. The amendments also provide that, pursuant to an agreement associated with a change in control or in the discretion of the Versum board of directors or an appropriate committee thereof, awards may be settled for cash at the change in control price.

Accrued benefits under the Air Products nonqualified pension plan and Air Products deferred compensation plan would be paid out upon a change in control by Air Products, and Air Products has established grantor trusts to pay benefits to our NEOs under these plans upon a change in control. The trusts are secured by an agreement to contribute Air Products stock and are to be funded upon a change in control.
Accrued benefits under the Versum Materials Deferred Compensation Plan, which became effective on January 1, 2017, would be paid out in a lump sum, subject to the requirements of Section 409A of the Internal Revenue Code, within 90 days of a change in control of Versum.
Long-Term Incentives - FY17 Annual Awards and Founders Awards
Versum equity awards provide for “double trigger” vesting upon a change in control of Versum instead of automatic vesting on an accelerated basis upon a change in control. Upon the occurrence of a change in control of the Company prior to the end of the Performance Period, unless otherwise determined by the Committee, each of the respective award units converts into the right to receive a cash payment equal to the sum of (a) the product of the number of award units that would vest based on performance through the end of a shortened Performance Period ending on the date of the change in control of the Company and the price per share paid in such change in control and (b) interest through the end of the original

Performance Period, with such payments to be made no later than 10 business days following the end of the original Performance Period; provided that executive remains employed with the Company or any successor through the end of the original Performance Period. Notwithstanding the foregoing, if executive’s employment is terminated without cause by the Company or a resignation by the executive for good reason (as defined in the respective award agreement), in each case, during the 24-month period following such change in control but prior to the end of the original Performance Period, the cash payment will be paid within 10 days of such termination.

Other Benefits

Upon retirement (i.e. having attained the age of 62 and satisfied a combined Air Products and Versum five-year service requirement), a Versum employee, including our NEOs, would be entitled to unpaid salary and accrued vacation, and to their vested benefits in the Versum Materials Retirement Savings Plan described under “—Versum Compensation Program for Executive Officers After the Separation—Employee Benefit Plans and Other Compensation Practices and Policies—Retirement Benefits” on page 33. Our executive officers and other eligible employees would be entitled to their vested benefits in the Versum Materials Deferred Compensation Plan described on page 33, and in the Air Products nonqualified Deferred Compensation Plan described under the “2016 Nonqualified Deferred Compensation” table on pages 54 to 55.

In addition, Messrs. Bitto, Loughlin and Shober would be entitled to their vested plan benefits under the Air Products Pension Plan for Salaried Employees and under the Air Products Supplementary Pension Plan, each as described under the “2016 Pension Benefits” table on pages 52 to 53, and to Air Products retiree medical benefits on the same terms as for all other salaried Air Products employees that meet the age and service conditions required by Air Products. The retirement age under the Air Products plans is 55. Messrs. Bitto, Loughlin, and Shober are currently eligible for retirement under the Air Products plans but not under the Versum plans.

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits that would have been payable to our NEOs assuming a termination of employment and/or a change in control occurred, in each case, on October 1, 2016, the date of the Separation and one day after our fiscal year end. In order to provide more meaningful disclosure to Versum stockholders, the information in this table reflects certain post-Separation compensation changes, including:

•	the increased base salaries of our NEOs and the target STIP awards established by our Compensation Committee after the Separation and as further described above on pages 29 and 30;

•
the current terms of the converted equity awards (which terms are substantially the same as the terms of the Air Products equity awards prior to the Separation), in the amounts set forth in the “Outstanding Equity Awards at Fiscal Year-End” table;

•	annual grants of MSUs and PSUs and one-time Founders RSUs awarded in fiscal 2017; and

•	the new termination and change in control provisions in the Employment Agreements we entered into with each our NEOs after the Separation discussed above.

Because the disclosures in the table assume the occurrence of a termination or change in control as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination or change in control may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs. Distributions of any plan balances that would be made upon retirement, if applicable, are set forth in the “2016 Pension Benefits” and “2016 Nonqualified Deferred Compensation” tables on pages 52 and 54, respectively, and are not reflected in the following table.

Potential Payments upon Termination or Change in Control

				Air Products Long-Term Incentive Plan				Versum Long-Term Incentive Plan
Named Executive Officer	Severance Benefit ($)	Pro-rata Bonus ($)	Benefits(1) ($)	Stock Options(2) ($)	Restricted Stock ($)	Restricted Stock Units (3) ($)	Performance Shares(4) ($)	Founders RSUs ($)	Annual Grant PSUs and MSUs ($)
G. Novo
Termination Without Cause Prior to a Change in Control	3,625,000	790,600	42,222	-	628,327	-	930,299	-	-
Termination For Good Reason Prior to a Change in Control	3,625,000	790,600	42,222	-	-	-	-	-	-
Termination Without Cause Following a Change in Control	5,539,000	790,600	42,222	271,429	1,127,099	-	1,506,121	4,098,416	2,238,684
Termination For Good Reason Following a Change in Control	5,539,000	790,600	42,222	271,429	1,127,099	-	1,506,121	4,098,416	2,238,684
Change in Control(5)	-	-	-	219,987	538,067	-	373,856	-	-
Termination Upon Death or Disability	-	790,600	-	271,429	628,327	-	930,299	4,098,416	-

G.G. Bitto
Termination Without Cause Prior to a Change in Control	2,035,000	248,200	42,222	125,818	-	621,730	382,378	-	-
Termination For Good Reason Prior to a Change in Control	2,035,000	248,200	42,222	125,818	-	592,066	382,378	-	-
Termination Without Cause Following a Change in Control	2,035,000	248,200	42,222	125,818	-	1,161,243	382,378	1,336,440	730,296
Termination For Good Reason Following a Change in Control	2,035,000	248,200	42,222	125,818	-	931,090	382,378	1,336,440	730,296
Change in Control(5)	-	-	-	107,360	-	931,090	182,573	-	-
Termination Upon Death or Disability	-	248,200	-	125,818	-	1,018,856	382,378	1,336,440	-
Retirement(6)	-	248,200	-	125,818	-	592,066	382,378	-	-

M.W. Valente
Termination Without Cause Prior to a Change in Control	1,728,000	165,600	42,222	-	-	24,837	47,737	-	-
Termination For Good Reason Prior to a Change in Control	1,728,000	165,600	42,222	-	-	-	-	-	-
Termination Without Cause Following a Change in Control	1,728,000	165,600	42,222	6,966	-	24,837	47,737	1,336,440	535,528
Termination For Good Reason Following a Change in Control	1,728,000	165,600	42,222	6,966	-	24,837	47,737	1,336,440	535,528
Change in Control(5)	-	-	-	-	-	-	-	-	-
Termination Upon Death or Disability	-	165,600	-	6,966	-	9,240	47,737	1,336,440	-

P. F. Loughlin
Termination Without Cause Prior to a Change in Control	530,000	169,500	32,222	61,994	-	226,937	198,865	-	-
Termination Without Cause Following a Change in Control	530,000	169,500	32,222	61,994	-	286,203	198,865	356,384	287,000
Change in Control(5)	-	-	-	51,338	-	160,670	87,290	-	-
Termination Upon Death or Disability	-	169,500	-	61,994	-	211,340	198,865	356,384	-
Retirement(6)	-	169,500	-	61,994	-	211,340	198,865	-	-

E.C. Shober
Termination Without Cause Prior to a Change in Control	553,500	160,100	32,222	58,077	-	109,243	54,066	-	-
Termination Without Cause Following a Change in Control	553,500	160,100	32,222	58,077	-	141,511	54,066	356,384	287,000
Change in Control(5)	-	-	-	52,269	-	73,082	-	-	-
Termination Upon Death or Disability	-	160,100	-	58,077	-	100,752	54,066	356,384	-
Retirement(6)	-	160,100	-	58,077	-	100,752	54,066	-	-

(1)	Includes the cost of COBRA payments for Versum’s medical and dental plans and the value of outplacement benefits pursuant to each NEO’s Employment Agreement.

(2)
Stock options are shown at their intrinsic value based on their spread value (the difference between the exercise price and closing price of Versum common stock on October 3, 2016). The amount does not include exercisable stock options which could be exercised on voluntary termination.

(3)	These amounts reflect the value of time-based restricted stock units such as four-year restricted stock units and recruiting and retention grants, and dividend equivalents thereon.

(4)	Annual payouts are shown for performance shares granted in fiscal 2014. Unearned performance shares are reflected at the target payout level. Amounts include accumulated dividend equivalents.

(5)
This row shows the estimated value of long-term incentive awards (other than fiscal year 2015 and 2016 awards) that would have automatically vested upon a change in control occurring on October 1, 2016, whether or not the executive officer was terminated. These acceleration provisions apply to all Long-Term Incentive Plan participants. For Mr. Novo, most of the amounts shown would become vested or payable if his active employment continued without a change in control, but payment, lapse of restrictions, or exercisability would be accelerated upon a change in control. Fiscal 2015 awards and fiscal 2016 awards, which are also included in the table above, would not automatically vest upon change in control if they were replaced by comparable awards, but would vest if the Versum NEO was terminated within 2 years of the change in control.

(6)	Messrs. Bitto, Loughlin and Shober are retirement eligible on September 30, 2016, under the Air Products plan and award terms.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 30, 2016 with respect to our compensation plan under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under the equity compensation plan (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by stockholders	—	—	5,000,000	(1)
Equity compensation plan not approved by stockholders	—	—	—
Total	—	—	5,000,000

(1)
5,000,000 shares are available for issuance under the Versum Materials, Inc. Long-Term Incentive Plan, which became effective on September 30, 2016. In connection with the Separation on October 1, 2016, Air Products equity awards were generally converted into Versum equity awards and accounted for up to 982,046 shares issued under the Versum Materials, Inc. Long-Term Incentive Plan. See “Executive Compensation –Treatment of Outstanding Equity Awards at the Time of Separation” on pages 41 and 42. Therefore, as of October 1, 2016, there were 4,017,954 shares remaining available for issuance under the Plan.

STOCK OWNERSHIP

The following tables and accompanying footnotes show information as of January 17, 2017, regarding the beneficial ownership of our common stock by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.
For our executive officers and directors, also shown are shares over which the named person could have acquired voting power or investment power within 60 days after January 17, 2017. Voting power includes the power to direct the voting of shares held, and investment power includes the power to direct the disposition of shares held. Each of our executive officers and directors listed below has sole voting and investment power over the shares of common stock reflected in the table, and their address is c/o Versum Materials, Inc., 8555 South River Parkway, Tempe, Arizona 85284.

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#)	Percent of Common Stock Outstanding
Pershing Square Capital Management, L.P.(1)	8,486,538	7.8%
State Farm Mutual Automobile Insurance Company(2)	7,742,855	7.1%
The Vanguard Group(3)	6,460,878	5.9%
BlackRock, Inc. (4)	5,625,205	5.2%
G.G. Bitto(5)(6)	70,134	*
J. Croisetière	4,000	*
S. Ghasemi	177,466	*
P. F. Loughlin(5)	95,157	*
G. Novo(5)	150,951	*
Y. H. Paik	—	*
T. J Riordan	—	*
S. C. Schnabel	—	*
E. C. Shober(5)	8,864	*
M. W. Valente(5)	1,218	*
A. D. Wolff	—	*
Directors and executive officers as a group (14 persons)	542,457	*

*	Represents less than 1%

(1)
Based on information set forth in Amendment No. 3 to Schedule 13D filed with the SEC jointly by Pershing Square Capital Management L.P.; PS Management GP, LLC; Pershing Square GP, LLC; PS V GP LLC; and William A. Ackman (together, “Pershing Square”) on September 13, 2016 relating to Air Products common stock as of September 12, 2016, prior to the Separation, and reporting the beneficial ownership of shared power to vote or direct the vote and to dispose or direct the disposition of 1,973,076 shares of Air Products common stock. This amount includes 4,025,140 shares of Air Products common stock and 12,947,936 shares of Air Products common stock underlying over-the-counter American style call options. The address of Pershing Square is 888 Seventh Avenue, 42nd Floor, New York, NY 10019.

(2)
Based on information set forth in the Schedule 13G filed with the SEC by State Farm Mutual Automobile Insurance Company (“State Farm”) on February 2, 2016 relating to Air Products common stock as of December 31, 2015, prior to the Separation, and reporting sole voting and dispositive power over 15,393,100 shares and shared voting and dispositive power over 92,610 shares of Air Products common stock. The address of State Farm is One State Farm Plaza, Bloomington, IL 61710.

(3)
Based on information set forth in Amendment No. 4 to Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) on February 10, 2016 relating to Air Products common stock as of December 31, 2015, prior to the Separation, reporting sole voting power over 368,907 shares, shared voting power over 20,800 shares, sole power to direct disposition of 12,530,069 shares, and shared power to direct disposition of 391,687 shares of Air Products common stock. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)
Based on information set forth in the Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 9, 2016 relating to Air Products common stock as of December 31, 2015, prior to the Separation, and reporting sole voting power over 9,340,826 shares and sole dispositive power over 11,250,410 shares of Air Products common stock. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)	The number of shares beneficially owned includes shares of Versum common stock issuable upon exercise of options that are currently exercisable, as follows: Mr. Bitto (41,987), Mr. Loughlin (90,979), Mr. Novo (137,920), Mr. Shober (7,830) and Mr. Valente (1,073).

(6)	The number of shares beneficially owned by Mr. Bitto includes 14,271 RSUs granted to Mr. Bitto that will vest within 60 days after January 17, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. These parties are required by SEC rules to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC.

Based solely on our review of the copies of such forms and amendments thereto we have received, we believe that with respect to the fiscal year ended September 30, 2016, all of these parties complied with all applicable filing requirements, except that (i) Air Products and Messrs. Croisetière, Novo, Valente and Bitto each filed a late Form 3 on September 16, 2016 reporting beneficial ownership upon effectiveness of our Registration Statement on Form 10 on September 14, 2016 and (ii) each of Jeffrey John White, Edward C. Shober, Dr. John G. Langan, Patrick F. Loughlin, Jessica Feather-Bowman and Jeffrey Handleman inadvertently excluded shares held by each of them in our Retirement Savings Plan in their original Form 3s filed with the SEC on October 3, 2016, which were amended on October 17, 2016 to reflect such ownership.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

Our Board has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel, or such other person designated by our Board, any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel, or such other person, will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Agreements with Air Products

In connection with the Separation and Distribution, on September 29, 2016, we entered into a Separation Agreement and several other agreements with Air Products to effect the Separation and provide a framework for the allocation between us and Air Products of Air Products’ assets, employees, liabilities and obligations (including investments, property, employee benefits, and tax-related assets and liabilities) attributable to periods prior to, at and after the Separation and that govern certain relationships between Air Products and Versum after the Separation.

The Separation Agreement

The Separation Agreement sets forth, among other things, our agreements with Air Products regarding the principal actions taken in connection with the Separation. It also sets forth other agreements that govern certain aspects of our relationship with Air Products following the Separation.

Recapitalization; Contribution of Assets and Assumption of Liabilities. The Separation Agreement identifies assets, contracts and liabilities transferred to or assumed by us or retained by Air Products as part of the internal reorganization transactions taken in connection with the Separation, and describes when and how these transfers, assumptions and assignments occur. The Separation Agreement provides for transfers of assets and assumptions of liabilities as allocated in connection with the Separation. The Separation Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and Air Products. In particular, pursuant to the terms and conditions of the Separation Agreement:

•
All of the assets, including the equity interests of our subsidiaries, assets reflected on our pro forma balance sheet and assets exclusively relating to our business, as well as certain additional assets, were retained by or transferred to us or one of our subsidiaries, subject to certain exceptions and except as may be set forth in one of the other agreements described below.

•
All of the liabilities (whether accrued, contingent or otherwise, and subject to certain exceptions) primarily related to, arising out of or resulting from our business were retained by or transferred to us or one of our subsidiaries, except as may be set forth in one of the other agreements described below.

•
Liabilities (whether accrued, contingent or otherwise) relating to environmental matters, including liabilities relating to remediation, hazardous substances and off-site liability arising from or related to our business, property or assets; and any such liabilities related to predecessor operations of Air Products’ Electronic Materials business, were retained by or transferred to us or one of our subsidiaries.

•
Liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from infringement, misappropriation or other violations of any intellectual property relating to the conduct of our business were retained by or transferred to us or one of our subsidiaries.

•
Liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from any form, registration statement, schedule or similar disclosure document filed or furnished with the SEC, to the extent the liability arising therefrom related to matters related to our business, were retained by or transferred to us or one of our subsidiaries.

•
We generally assumed all other liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from disclosure documents filed with or furnished to the SEC that are related to the Separation (including the Registration Statement on Form 10).

•
Except as expressly set forth in the Separation Agreement or any other agreements, each party is responsible for its own internal fees, costs and expenses incurred following the October 1, 2016 Distribution date, including any costs and expenses relating to such party’s disclosure documents filed following the Distribution date.

•
All assets and liabilities (whether accrued, contingent or otherwise) of Air Products’ remaining businesses were retained by or transferred to Air Products or one of its subsidiaries (other than us or one of our subsidiaries), except as set forth in one of the other agreements described below and except for other limited exceptions that resulted in us retaining or assuming certain other specified liabilities.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the Employee Matters Agreement, is solely covered by the Tax Matters Agreement.

Except as may expressly be set forth in the Separation Agreement or any ancillary agreement, all assets were transferred on an “as is,” “where is” basis and the respective transferees bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest; that any necessary consents or governmental approvals are not obtained; and that any requirements of laws or judgments are not complied with. In general, neither we nor Air Products made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, or any other matters.

Certain of the liabilities and obligations assumed by one party or for which one party has an indemnification obligation under the Separation Agreement and the other agreements relating to the Separation are the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation relies on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Further Assurances; Separation of Guarantees. To the extent that any transfers of assets or assumptions of liabilities contemplated by the Separation Agreement have not been consummated on or prior to the Distribution date, the parties agreed to cooperate with each other to effect such transfers or assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Each party agreed to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation Agreement and other transaction agreements. Additionally, we and Air Products agreed to use commercially reasonable efforts to remove us as a guarantor of liabilities (including surety bonds) retained by Air Products and its subsidiaries and to remove Air Products and its subsidiaries as a guarantor of liabilities (including surety bonds) assumed by us.

Shared Contracts. Certain shared contracts were to be assigned or amended to facilitate the Separation of our business from Air Products. If such contracts were not assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract after the Separation is complete.

Release of Claims; Indemnification. Except as otherwise set forth in the Separation Agreement or any ancillary agreement, each party to the Separation Agreement agreed to assume the liability for, and, with limited exceptions, control of, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities and to indemnify the other party for any liability arising out of or resulting from such legal matters. Each party to a claim agreed to cooperate in defending any claims against the other party for events that took place prior to, on or after the Distribution date.

The Separation Agreement provides for cross-indemnities that, except as otherwise provided in the Separation Agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to us under the Separation Agreement with us and financial responsibility for the obligations and liabilities allocated to Air Products under the Separation Agreement with Air Products. Specifically, each party has agreed to, with limited exceptions, indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its and their officers, directors, employees and agents for any losses arising out of or due to:

•	the liabilities or alleged liabilities each party assumed or retained pursuant to the Separation Agreement;

•	the operation of each such party’s business, whether prior to, at, or after the Distribution; and

•	any breach by us or Air Products of any provision of the Separation Agreement or any other agreement unless such other agreement expressly provides for separate indemnification therein.
Additionally, Versum has agreed to indemnify, defend and hold harmless Air Products, its affiliates and subsidiaries and each of its and their officers, directors, employees and agents for any losses arising out of or due to environmental sites associated with the former Electronics Materials business of Air Products. Each party’s aforementioned indemnification obligations are uncapped; provided that the amount of each party’s indemnification obligations are subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The Separation Agreement also specifies procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes are governed by the Tax Matters Agreement.

Legal Matters. Except as otherwise set forth in the Separation Agreement or any ancillary agreement (or as otherwise described above), each party to the Separation Agreement assumed the liability for, and, with limited exceptions, control of, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities and agreed to indemnify the other party for any liability arising out of or resulting from such legal matters. Each party to a claim agreed to cooperate in defending any claims against the other party for events that took place prior to, on or after the Distribution date.

Cash Distribution. The Separation Agreement provided for our cash distribution to Air Products prior to the Distribution, which was funded primarily by third-party indebtedness we incurred prior to Distribution date. Accordingly, in September 2016 we distributed cash of $550 million and $425 million of 5.5% senior notes due 2024 to Air Products, which was consideration for the contribution of assets to us by Air Products in connection with the Separation. We did not receive any cash proceeds from the issuance of the Notes.

Dispute Resolution. If a dispute arises between us and Air Products under the Separation Agreement, the general counsels of the parties and such other representatives as the parties may designate will negotiate to resolve any disputes for a reasonable period of time. If the parties are unable to resolve the dispute in this manner then, unless otherwise agreed by the parties and except as otherwise set forth in the Separation Agreement, the dispute will be resolved through binding arbitration.

Term/Termination. The term of the Separation Agreement is indefinite, and it may only be terminated with the prior written consent of both Air Products and Versum.

Other Matters Governed by the Separation Agreement. Other matters governed by the Separation Agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Transition Services Agreement

Under the Transition Services Agreement, Air Products provides certain transition services to us and we have agreed to provide certain transition services to Air Products. Each party has agreed to provide such services for a limited time, generally for no longer than 12 to 24 months following the October 1, 2016 Distribution date, for specified fees, which are at cost for services provided by third parties and at cost plus approximately 5% percent for services provided by either us or Air Products, as applicable.

Tax Matters Agreement

The Tax Matters Agreement generally governs Air Products’ and Versum’s respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the contribution, the Distribution or certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes for any tax period ending on or before the Distribution Date, as well as tax periods beginning after the Distribution Date.

In addition, the Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the contribution, the Distribution and certain related transactions. The Tax Matters Agreement provides special rules that allocate tax liabilities in the event the contribution, the Distribution, or certain related transactions fail to qualify as tax-free for U.S. federal income tax purposes. In general, Versum is liable for taxes incurred by Air Products that may arise if Versum takes, or fails to take, as the case may be, certain actions that may result in the contribution, the Distribution or certain related transactions failing to qualify as tax-free for U.S. federal income tax purposes.

Employee Matters Agreement

The Employee Matters Agreement governs the compensation and employee benefit obligations with respect to our current and former employees and those of Air Products. The Employee Matters Agreement allocates liabilities and responsibilities relating to employee compensation and benefits plans and programs and other related matters in connection with the Distribution including, without limitation, the treatment of outstanding Air Products’ equity awards, other outstanding incentive compensation awards, deferred compensation obligations and retirement and welfare benefit obligations.

Intellectual Property Agreements

Certain of our subsidiaries entered into agreements with Air Products with respect to intellectual property. A two-way cross-license between Air Products and one of our affiliates requires one of our affiliates to exclusively license to Air Products certain patents for a defined field of use. Correspondingly, Air Products exclusively licensed certain patents to one of our affiliates for a defined field of use. Air Products also granted Versum or one of our affiliates a license under various Engineering Standards developed and owned by it as well as Safety, Health and Environmental Standards and Policies developed and owned by it, for a limited period of time in order to allow us to continue our operations and develop our own Standards and Policies.

Commercial Agreements

We entered into certain commercial agreements with Air Products, including leases and utility, supply and toll manufacturing contracts. We may in the future enter into other commercial arrangements with Air Products.

Shared Directors/Employees

Seifi Ghasemi, who serves as Chairman, President and Chief Executive Officer of Air Products, also serves as our non-executive Chairman of the Board.

Indemnification and Insurance

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our amended and restated certificate of incorporation and by-laws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs), subject to certain undertakings. In any action by a director or officer to enforce a right to indemnification or by us to recover advances made, the burden of proving that the indemnitee is not entitled to be indemnified is placed on the Company. We maintain liability insurance for its directors and officers to provide protection where we cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act and directors’ and officers’ liability insurance for our directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

Our amended and restated certificate of incorporation provides that to the fullest extent permitted by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived any improper personal benefit. Under the DGCL, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against such person because they are or were one of the Company’s directors or officers, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, that person shall be indemnified against both expenses, including attorneys’ fees, and judgments, fines and amounts paid in settlement if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. If unsuccessful in defense of a suit brought by or in the Company’s right, or if such suit is settled, that person shall be indemnified only against expenses, including attorneys’ fees, incurred in the defense or settlement of the suit if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the Company’s best interests, except that if they are adjudged to be liable for negligence or misconduct in the performance of their duty to the Company, they cannot be made whole even for expenses unless the court determines that they are fairly and reasonably entitled to indemnity for such expenses.

ANNUAL REPORT AND HOUSEHOLDING

A copy of the Annual Report of the Company for the 2016 fiscal year is being made available concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

In order to reduce printing and postage costs, only one Annual Report, one Proxy Statement and/or one Notice of Internet Availability of Proxy Materials, as applicable, generally will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report or one Proxy Statement and you wish to receive an additional copy or copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please call (602) 282-1000 or send a written request to the Senior Vice President Law and Human Resources, General Counsel, and Secretary of the Company, at the Company’s principal executive offices at 8555 South River Parkway, Tempe, Arizona 85284.

PROCEDURES FOR SUBMITTING STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s 2018 proxy statement and proxy card by submitting their proposals to the Company on or before September 27, 2017. In addition, all stockholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2018 Annual Meeting.

In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters, including nominations of persons for election as directors and stockholder proposals included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the 2018 Annual Meeting, such a notice must be received by the Company on or after November 21, 2017 but no later than December 21, 2017. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date of the prior year’s annual meeting, notice must be received not earlier than the close of business on the 120th calendar day prior to such annual meeting nor later than the close of business on the later of the 90th day prior to such annual meeting or the 10th calendar day following the day on which public announcement of the date of such annual meeting is first made. Copies of the Company’s by-laws may be obtained free of charge by contacting the Secretary at Versum Materials, Inc., 8555 South River Parkway, Tempe, Arizona 85284, or by phone at (602) 282-1000.

All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be mailed to: Versum Materials, Inc., Attention of Secretary, 8555 South River Parkway, Tempe, Arizona 85284.

**************************

It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO VOTE PROMPTLY VIA THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD (IF RECEIVED BY MAIL) IN ORDER TO ENSURE YOUR SHARES ARE REPRESENTED AT THE MEETING. Stockholders who are present at the annual meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

January 25, 2017	Michael W. Valente

Senior Vice President, Law and Human Resources,
General Counsel and Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E16845-P84963 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

VERSUM MATERIALS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Seifi Ghasemi
02) Guillermo Novo
03) Jacques Croisetière
04) Dr. Yi Hyon Paik
05) Thomas J. Riordan
06) Susan C. Schnabel
07) Alejandro D. Wolff

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. Recommend, by non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years (say-on-frequency).	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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E16846-P84963

VERSUM MATERIALS, INC.
Annual Meeting of Stockholders
March 21, 2017 2:00 PM MST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Guillermo Novo, George G. Bitto and Michael W. Valente, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VERSUM MATERIALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, Mountain Standard Time on March 21, 2017, at our offices located at 8555 South River Parkway, Tempe, AZ 85284, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

V.1.1